UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.24a -12

NOVADEL PHARMA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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25 Minneakoning Road
Flemington, New Jersey 08822
(908) 782-3431

April 27, 2007

Dear NovaDel Stockholders:

It is my pleasure to invite you to NovaDel’s 2007 Annual Meeting of Stockholders. We will hold the meeting on June 6, 2007 at 9:00 a.m. Eastern Daylight Time, at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540.

2006 was a very important year in our Company’s history. We confirmed the strength of our oral spray formulation platform and our capabilities by securing FDA approval for our nitroglycerin oral spray, NitroMist™, in November of 2006. Over the course of the year, we also released strong clinical data for zolpidem oral spray to treat insomnia and sumatriptan oral spray to treat migraine attacks. Today, we are working toward our goal of transferring these strong clinical results into commercially viable products that could provide faster acting and more efficacious treatments at a lower dose to the patient. In 2006, we secured a number of patents to protect our intellectual property against competition and we completed the pre-clinical development for two additional new compounds, tizanidine oral spray for spasticity and ropinirole oral spray for Parkinson’s disease. Both compounds offer tremendous promise for patients suffering from central nervous system disorders and both will enter clinical development in the coming months. As we closed the past year, we strengthened our management team, expanded our investor base, significantly increased trading volumes and the liquidity in our stock and secured sufficient capital to fulfill our plans for the year ahead. As we move ahead in 2007, we will build on this momentum and begin to deliver on the promise of our oral spray technology and unique formulation capabilities.

During the 2007 Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement that is included in this packet. I would also like to take the opportunity at this meeting to update you on important developments with our current and ongoing clinical studies and to address any questions you may have about NovaDel.

Regardless of whether you plan to attend the meeting or not, please vote your shares by mail, by telephone or through the Internet using the instructions on the enclosed proxy card.

On behalf of NovaDel's Board of Directors and its management team, thank you for your continuing interest in NovaDel. I look forward to seeing you at the meeting and to keeping you informed of our progress throughout 2007.

Sincere regards,

Jan H. Egberts, M.D.
President and Chief Executive Officer

NOVADEL PHARMA INC.
25 Minneakoning Road
Flemington, New Jersey 08822
(908) 782-3431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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To be held on June 6, 2007

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To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders, or Annual Meeting, of NovaDel Pharma Inc., referred to herein as we, us, our or NovaDel, a Delaware corporation, will be held at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540, on Wednesday, June 6, 2007, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect seven Directors to our Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified;

2.	To ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice. Only holders of record of our common stock, par value $.001 per share (the “Common Stock”), at the close of business on April 20, 2007 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, at our principal executive offices at 25 Minneakoning Road, Flemington, NJ 08822, by contacting our Corporate Secretary.

Whether you plan to attend the meeting in person or not, it is important that you read the Proxy Statement and follow the instructions on your proxy card to vote by mail, telephone or Internet. This will ensure that your shares are represented and will save us additional expenses of soliciting proxies.

By Order of the Board of Directors,
Michael E. Spicer
Chief Financial Officer and Corporate Secretary

Flemington, New Jersey
April 27, 2007

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR
REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND
DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT
IN THE ENCLOSED ENVELOPE.

NOVADEL PHARMA INC.
25 Minneakoning Road
Flemington, New Jersey 08822
(908) 782-3431

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NovaDel Pharma Inc., referred to herein as we, us, our or NovaDel, of proxies to be voted at the Annual Meeting of Stockholders, or the Annual Meeting, to be held at 9:00 a.m., Eastern Daylight Time, on Wednesday, June 6, 2007, at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540, and at any adjournments or postponements thereof.

On June 28, 2006 our Board of Directors approved a change of our fiscal year end from July 31 to December 31. Accordingly, the new fiscal year will begin on January 1 and end on December 31. We have filed our Transition Report on Form 10-K for the period ended December 31, 2006.

A copy of our Transition Report on Form 10-K for the period ended December 31, 2006 is enclosed with these materials. Upon written request, we will provide each stockholder being solicited by this Proxy Statement with a copy, free of charge, of any of the documents referred to in this Proxy Statement. All such requests should be directed to NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822, Attn: Michael E. Spicer, Chief Financial Officer and Corporate Secretary.

The Annual Meeting has been called to consider and take action on the following proposals:

(i)	to elect seven Directors to our Board of Directors, or the Board, to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified;

(ii)	to ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(iii)	to consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our principal executive office is located at 25 Minneakoning Road, Flemington, New Jersey 08822 and our telephone number is (908) 782-3431. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is April 27, 2007.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 20, 2007 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 59,495,732 shares of our Common Stock were issued and outstanding.

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the meeting. The method by which you vote by proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Voting Rights

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting and at any postponement or adjournment thereof.

For Proposal 1, the affirmative vote of a plurality of the shares of Common Stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as Directors. Thus, broker non-votes and withholding authority will have no effect on the outcome of the vote for the election of Directors. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner.

For Proposal 2, the affirmative vote of a majority of votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for 2007. Abstentions will have the effect of a vote ‘‘against’’ this proposal. Because broker non-votes are not considered to be votes cast, they will have no effect on the vote for this proposal. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for 2007, the Audit Committee of our Board may reconsider its selection.

Questions and Answers

Q.	What am I voting on?

Election of seven Directors (Mark J. Baric, Thomas E. Bonney, CPA, Jan H. Egberts, M.D., William F. Hamilton, Ph.D., J. Jay Lobell, Charles Nemeroff, M.D., Ph.D. and Steven B. Ratoff) for a term ending at the next Annual Meeting of Stockholders; and

Ratification of the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q.	Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date, April 20, 2007, are entitled to vote shares held by such stockholders on that date at the Annual Meeting. Each outstanding share entitles its holder to cast one vote.

Q.           How do I vote?

Vote By Mail: Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone: If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card. The telephone number is toll-free, so voting by telephone is at no cost to you. If you vote by telephone, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q.           Can I access the proxy materials and transition report on Form 10-K electronically?

This Proxy Statement and our Transition Report on Form 10-K for the period ended December 31, 2006 are available on our website at www.novadel.com.

Q.           Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy. If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

Q.           What is the process for admission to the Annual Meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification. Your name will be verified against the stockholder list. If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q.           What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. On April 20, 2007, the Record Date, there were 59,495,732 outstanding shares of Common Stock entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q.           What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting by stockholders entitled to vote thereon is required for the election of Directors. For ratification of the selection of J.H. Cohn LLP, the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon will be required.

Q.           What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors or ratification of auditors.

Q.           What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

  FOR the election of the seven nominated Directors; and

  FOR ratification of the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

Information Regarding Board of Directors

The Board of Directors, or the Board, has nominated seven (7) candidates for election as Director for a term expiring at the next Annual Meeting of Stockholders. All of the nominees are currently members of our Board and, other than Mark J. Baric, were elected by our stockholders at the last Annual Meeting. Mr. Baric was identified as a potential member of the Board by one of our current Directors. Upon careful deliberation of Mr. Baric’s qualifications, the Corporate Governance and Nominating Committee recommended to the Board the election of Mr. Baric. The Board elected Mr. Baric on February 1, 2007. Directors are elected to serve for their respective terms or until their successors have been duly elected or appointed and qualified. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Pursuant to our By-Laws, generally the number of Directors is fixed and may be increased or decreased from time to time by resolution of our Board. Currently, our By-Laws provide that the number of Directors must be not less than three (3) nor more than nine (9). The Board has fixed the number of Directors at seven (7) members. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event one or more of the named nominees is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. Dr. Rosenwald, a significant stockholder, has the ability to designate an individual to serve on our Board, and has exercised such ability by designating Mr. J. Jay Lobell. Although Mr. Lobell is a designee of Dr. Rosenwald’s, he does not have any voting or dispositive control over the shares held directly or indirectly by Dr. Rosenwald. Based upon the recommendation of the Corporate Governance and Nominating Committee, the Board elected Mr. Lobell as a member of the Board on December 14, 2005. Pursuant to the listing standards of the American Stock Exchange, or AMEX, Mr. Lobell has been deemed to be an independent Director by our Board as of September 15, 2006. Also at its meeting on September 15, 2006, the Board appointed Mr. Steven B. Ratoff as Chairman of the Board. Mr. Ratoff had served as an independent member of our Board since his election to the Board on January 17, 2006. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement is on a month-to-month basis. From September 15, 2006 until March 16, 2007, Mr. Ratoff was compensated at a rate of $17,500 per month and reimbursement of reasonable expenses. Effective March 16, 2007, Mr. Ratoff’s monthly rate was reduced to $10,000 and reimbursement of reasonable expenses in connection with his reduction in day-to-day time spent with NovaDel. As a result of such relationship, the Board has determined that Mr. Ratoff, who otherwise would be deemed independent, is no longer an independent member of the Board pursuant to the listing standards of AMEX. As such, Mr. Ratoff no longer serves as a member of our Audit Committee or our Compensation Committee. The Board, based on the recommendation of the Corporate Governance and Nominating Committee, affirmatively determined that all of our Directors are independent of NovaDel and management under the standards set forth in the listing standards of the AMEX, with the exception of our Chairman, Mr. Steven B. Ratoff, who is not independent because of his consulting arrangement with NovaDel, and Dr. Jan H. Egberts, who is not independent because of his employment as our President and Chief Executive Officer.

NAME	AGE	POSITION WITH NOVADEL
Mark J. Baric	48	Director
Thomas E. Bonney	42	Director
Jan H. Egberts, M.D.	48	Director, President and Chief Executive Officer
William F. Hamilton, Ph.D.	67	Lead Independent Director
J. Jay Lobell	44	Director
Charles Nemeroff, M.D., Ph.D.	57	Director
Steven B. Ratoff	64	Director and Chairman of the Board

The ages, principal occupations and directorships held, and certain other information with respect to the nominees, are shown below as of April 27, 2007.

Mark J. Baric, Director, 48. Mr. Baric was elected to the Board in February 2007. Since 2005, Mr. Baric has been the President and co-founder of CeNeRx BioPharma, Inc., a privately held development company with a therapeutic focus on diseases of the central nervous system. In 2001 he co-founded and served, until 2005, as Chief Executive Officer and Chairman of 2ThumbZ Entertainment Inc., a privately held company which develops and markets entertainment applications for users of handheld wireless devices and networks. From 1996 to 2001, Mr. Baric was Chairman and Chief Executive Officer of Virtus Entertainment Corporation, an emerging company in the fast-growing interactive entertainment industry. From 1990 to 1996, Mr. Baric held various leadership positions, including Chief Operating Officer and Chief Financial and Administrative Officer of Seer Technologies Inc. (now known as Cicero, Inc.), a provider of business integration software. Prior to 1990, Mr. Baric held various leadership positions at several firms, including CS First Boston and Coopers and Lybrand. Mr. Baric serves on the boards of CeNeRx BioPharma, Inc.,

2ThumbZ Entertainment Inc. and Concert Technologies, a privately held company focused on rich media technology and licensing. Mr. Baric received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from Clarion University.

Thomas E. Bonney, CPA, Director, 42. Mr. Bonney was elected to the Board in March 2005. From 2002 to the present, Mr. Bonney has been President of CMF Associates, LLC, a financial and management consulting firm. Since December 2006, Mr. Bonney has been a General Partner of West Place LLC, a privately held company which invests in and manages hotels. Since June 2005, Mr. Bonney has been Chief Financial Officer and a Director of Leblon Holdings LLC, a privately held beverage supplier. From 2001 to 2002, he was Chief Financial Officer of Akcelerant Holdings, Inc., a technology holding company. From 1995 to 2001, Mr. Bonney was President and a Director of Polaris Consulting & Information Technologies, a technology solutions provider. Mr. Bonney was at Deloitte & Touche from 1987 to 1995 in various positions including Senior Manager. Mr. Bonney received his B.S. in Accounting at the Pennsylvania State University and is a member of the Pennsylvania Institute of Certified Public Accountants. He is a member and chair of our Audit Committee and a member of our Corporate Governance and Nominating Committee.

Jan H. Egberts, M.D., Director, President and Chief Executive Officer, 48. Dr. Egberts was elected to the Board in January 2006. From January 2006 to September 2006, Dr. Egberts was Chairman of the Board of NovaDel. Dr. Egberts joined NovaDel in September 2005 as our Chief Operating Officer and assumed the position of President and Chief Executive Officer of NovaDel effective as of December 23, 2005. From August 2004 to September 2005, Dr. Egberts was Chief Operating Officer at Dynogen Pharmaceuticals, Inc. From February 2001 to January 2004, Dr. Egberts was Chairman of Molnlycke Healthcare, Inc., and concurrently served as President of the Barrier division from February 2001 through April 2002 and from April 2002 to January 2004 as Senior Vice President and Global Marketing Director of Molnlycke Healthcare Inc. From November 1996 to February 2001, Dr. Egberts served as Vice President, Business and Market Development Worldwide for Johnson & Johnson Medical. Dr. Egberts received his M.D. from Erasmus University Medical School in the Netherlands, and pursued his clinical training at Harvard Medical School. He also holds an M.B.A. degree from Stanford University.

William F. Hamilton, Ph.D., Director, 67. Dr. Hamilton was elected to the Board in March 2003. In January 2006, Dr. Hamilton was appointed Lead Independent Director. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, and is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of Neose Technologies, Inc., a publicly-traded company developing proprietary drugs. Dr. Hamilton is also a director of Yaupon Therapeutics, Inc., a privately-held specialty pharmaceutical company that develops small molecule pharmaceuticals licensed from under-served academic laboratories and Avid Radiopharmaceuticals, Inc., a privately-held clinical-stage product-focused molecular imaging company. Dr. Hamilton received his B.S. and M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics. Dr. Hamilton is a member of our Audit Committee and Compensation Committee and a member and chair of our Corporate Governance and Nominating Committee.

J. Jay Lobell, Director, 44. Mr. Lobell was elected to the Board in December 2005. Mr. Lobell has served as Chief Executive Officer, Secretary and a member of the Board of Directors of Paramount Acquisition Corp. since October 2005. Mr. Lobell has served as President and Chief Operating Officer of Paramount BioCapital Asset Management, Inc. and Paramount Biosciences, LLC since January 2005, and is a registered representative of Paramount BioCapital, Inc. Mr. Lobell also serves as President and Secretary of Sitka Sciences, Inc. and Norton Sound Acquisition Corp. which are affiliates of Paramount BioCapital, Inc. From 1996 until January 2005, Mr. Lobell was a partner at Covington & Burling, a law firm. Mr. Lobell received his B.A. from Queens College and his J.D. from Yale Law School. Mr. Lobell is a director of Innovive Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. Mr. Lobell is a member and chair of our Compensation Committee and is a member of our Audit Committee.

Charles Nemeroff, M.D., Ph.D., Director, 57. Dr. Nemeroff was elected to the Board in September 2003. Dr. Nemeroff has been the Reunette W. Harris Professor and Chairman of the Department of Psychiatry and Behavioral Sciences at Emory University School of Medicine in Atlanta, Georgia, since 1991. Dr. Nemeroff serves on the Scientific Advisory Board of numerous publicly-traded pharmaceutical companies, including Astra-Zeneca Pharmaceuticals, Forest Laboratories, Janssen and Quintiles. In 2002, he was elected to the Institute of Medicine of the National Academy of Sciences. Dr. Nemeroff received his B.S. from the City College of New York, his M.S. from Northeastern University, his Ph.D. and post doctorate training from the University of North Carolina and his M.D. from the University of North Carolina. Dr. Nemeroff is chair of our Scientific Advisory Board. He is also a member of our Compensation Committee and is a member of our Corporate Governance and Nominating Committee.

Steven B. Ratoff, Director and Chairman of the Board, 64. Mr. Ratoff was elected to the Board in January 2006. Mr. Ratoff was elected Chairman of the Board on September 15, 2006. He is a private investor and since, December 2004, has served as a venture partner with ProQuest Investments, a health care venture capital firm. Mr. Ratoff has been a director, since May 2005, and Chairman of the Board, from September 2005 to October 2006 of Torrey Pines Therapeutics Inc. (formerly Axonyx Inc.), a NASDAQ development stage pharmaceutical company. Mr. Ratoff served as a director of Inkine Pharmaceuticals, Inc. from February 1998 to its sale to Salix, Inc. in September 2005. He also served as a board member since March 1995 and as Chairman of the Board and Interim Chief Executive Officer of CIMA Labs, Inc. from May 2003 to its sale to Cephalon, Inc. in August 2004. Mr. Ratoff also served as a director, since 1998 and as President and Chief Executive Officer of MacroMed, Inc. from February to December, 2001. From December 1994 to February 2001, Mr. Ratoff served as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a publicly-traded diversified manufacturer of consumer products. Mr. Ratoff received his B.S. in Business Administration from Boston University and an M.B.A. with Distinction from the University of Michigan. Mr. Ratoff is also a retired Certified Public Accountant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
ALL OF THE NOMINEES SET FORTH ABOVE FOR DIRECTOR

BOARD OF DIRECTORS AND COMMITTEES

Meetings and Committees of our Board

Our Board met 10 times in person or by teleconference during the year ended December 31, 2006. Each Director attended more than 75% of the total of the Board meetings and the meetings of the committees upon which he served.

Executive Sessions; Lead Independent Director

Non-employee Directors meet regularly in executive session following regularly scheduled Board meetings. Since January 2006, the Board has designated a Lead Independent Director who acts as the leader of the independent Directors and as chairperson of the executive sessions of our independent Directors. Dr. Hamilton is currently serving as our Lead Independent Director.

Attendance at Annual Meeting

Although we have no formal policy regarding Director attendance at annual meetings, we strongly encourage all Directors to attend. All of NovaDel’s then current Directors attended the Annual Meeting of Stockholders held on January 16, 2007 either in person or by telephone.

Committees of the Board

Our Board has the following three committees: (1) Audit Committee; (2) Compensation Committee; and (3) Corporate Governance and Nominating Committee.

		Number of
Committee	Members	Meetings in 2006
Audit	Thomas E. Bonney, Chair*	9
	William F. Hamilton, Ph.D.
	J. Jay Lobell
Compensation	J. Jay Lobell, Chair	8
	William F. Hamilton, Ph.D.
	Charles Nemeroff, M.D., Ph.D.
Corporate Governance	William F. Hamilton, Ph.D., Chair	6
and Nominating	Thomas E. Bonney
	Charles Nemeroff, M.D., Ph.D.

*Mr. Thomas E. Bonney has been determined by the Board to be an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules and “independent” as required by the listing standards of AMEX.

          Audit Committee

          Members: Mr. Bonney (Chair), Dr. Hamilton and Mr. Lobell

          Number of meetings in 2006: 9

          Functions:

          The functions of the Audit Committee are focused on the following areas:

  selects our independent registered public accounting firm and provides oversight of the firm’s independence, qualifications and performance;

  reviews the adequacy of our internal control and financial reporting process and the reliability of our financial statements; and

  reviews our compliance with legal and regulatory requirements.

In the opinion of the Board, and as the term “independent” is defined in Section 121(A) of the listing standards of AMEX, Mr. Bonney, Dr. Hamilton and Mr. Lobell are independent of management and free of any relationship that would interfere with the exercise of independent judgment as members of the Audit Committee. Members of the Audit Committee also all meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Our Board has determined that Mr. Bonney qualifies as an “audit committee financial expert” and “independent director” as those terms are defined by the regulations of the Securities and Exchange Commission and the listing standards of AMEX.

The Audit Committee meets with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The Audit Committee discusses these matters with our independent registered public accounting firm and with appropriate financial personnel from NovaDel. Meetings are held with participation from the independent registered public accounting firm. The independent registered public accounting firm is given unrestricted access to the Audit Committee. The Audit Committee also recommends to our stockholders the appointment of the independent registered public accounting firm and reviews periodically their performance and independence from management. In addition, the Audit Committee reviews our financing plans and reports its recommendations to the full Board for approval and to authorize action. A copy of the Audit Committee’s written charter is available on our website at www.novadel.com. In 2006, the members of the Audit Committee were Mr. Thomas E. Bonney, Dr. William F. Hamilton and Mr. Steven B. Ratoff, with Mr. Steven B. Ratoff stepping down and Mr. J. Jay Lobell joining the Audit Committee on September 15, 2006.

          Compensation Committee

          Members: Mr. Lobell (Chair), Dr. Hamilton and Dr. Nemeroff

          Number of meetings in 2006: 8

          Functions:

  reviews and approves, or recommends for approval by a majority of the independent Directors of the Board, the compensation of our Chief Executive Officer and our other named executive officers;

  reviews and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans; and

  reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in our proxy statement.

More specifically, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation – that is, changes in base salary, and non-equity and equity incentive plan compensation – of the Chief Executive Officer and our other named executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total direct compensation. The details of the process and procedures involved are described in the CD&A beginning on page 23 for the named executive officers total direct compensation.

Our full Board ultimately makes the final decisions regarding the Chief Executive Officer’s and the other named executive officers total direct compensation.

Role of Compensation Consultants. The Compensation Committee engaged Compensation Resources, Inc., or CRI, to advise it on relevant executive pay and related issues, as needed. During 2006, CRI assisted by:

  reviewing our competitive market data with respect to peer group chief executive officer compensation;

  provided input on the pay recommendations for our Chief Executive Officer;

  reviewed our competitive market data for our named executive officers and observations on program design, including pay philosophy, pay levels, and incentive pay mix;

  reviewed information on executive compensation trends, as requested; and

  provided competitive compensation data on non-employee Directors’ compensation program as it relates to pay levels.

In the opinion of the Board, and as the term “independent” is defined in Section 121(A) of the AMEX listing standards, Mr. Lobell, Dr. Hamilton and Dr. Nemeroff are independent and are “non-employee Directors” pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934. A copy of the Compensation Committee’s written charter is available on our website at www.novadel.com. In 2006, the members of the Compensation Committee were Dr. William F. Hamilton, Dr. Charles Nemeroff and Mr. Steven B. Ratoff, with Mr. Steven B. Ratoff stepping down and Mr. J. Jay Lobell joining the Compensation Committee on September 15, 2006.

Compensation Committee Interlocks and Insider Participation

From January 1, 2006 through January 17, 2006, the members of the Compensation Committee of the Board were Dr. William F. Hamilton, Dr. Lawrence J. Kessel and Dr. Charles Nemeroff. From January 17, 2006 through September 15, 2006, the members of the Compensation Committee were Dr. William F. Hamilton, Dr. Charles Nemeroff and Mr. Steven B. Ratoff and from September 15, 2006 through December 31, 2006, the members of the Compensation Committee were Mr. J. Jay Lobell, Dr. William F. Hamilton and Dr. Charles Nemeroff. None of these individuals was at any time during or at any other time an officer or employee of ours. Dr. Jan H. Egberts, our President and Chief Executive Officer participated in discussions and decisions regarding salaries and incentive compensation for all of our named executive officers, except he was excluded from discussions regarding his own salary and incentive stock compensation.

          Corporate Governance and Nominating Committee

          Members: Dr. Hamilton (Chair), Mr. Bonney and Dr. Nemeroff

          Number of meetings in 2006: 6

          Functions:

  recommends to the Board the persons to be nominated for election as Directors at any meeting of stockholders;

  develops and recommends to the Board a set of corporate governance principles applicable to NovaDel; and

  oversees the evaluation of the Board.

In the opinion of the Board, and as the term “independent” is defined in Section 121(A) of the AMEX listing standards, Mr. Bonney, Dr. Hamilton and Dr. Nemeroff are independent.

The Corporate Governance and Nominating Committee was established on June 14, 2004 and was responsible for developing and recommending a set of corporate governance guidelines to the Board. Our Board adopted such Corporate Governance Guidelines in September 2005, which were amended in June 2006. The guidelines are available on our website at www.novadel.com. A complete description of the Corporate Governance and Nominating Committee’s responsibilities is set forth in the Corporate Governance and Nominating Committee’s written charter. A copy of the Corporate Governance and Nominating Committee’s written charter is available on our website at www.novadel.com.

Code of Ethics

Our Board adopted a Business Conduct Policy that is applicable to all of our employees, officers and Directors. The Business Conduct Policy is intended to be designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure, and compliance with applicable laws. The Business Conduct Policy satisfies the definition of “code of ethics” under the rules and regulations of the Securities and Exchange Commission and listing standards of AMEX. The Board adopted the Business Conduct Policy in 2003 and a subsequent revised Business Conduct Policy was adopted by the Board in 2004. A copy of the Business Conduct Policy can be obtained and will be provided to any person without charge upon written request to our Corporate Secretary at our executive offices, 25 Minneakoning Road, Flemington, New Jersey 08822.

The Business Conduct Policy can also be obtained on our website, www.novadel.com. We intend to disclose on our website any amendments to, or waivers from, our Business Conduct Policy that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and AMEX. Our website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Independence of Directors

The Board annually determines the independence of each Director based on a review by the Board and our Corporate Governance and Nominating Committee. The AMEX Corporate Governance Standards requires that a majority of the Board be independent and that for a Director to qualify as independent, the Board must affirmatively determine that the Director has no material relationship with NovaDel, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In determining whether a material relationship exists, the Board and our Corporate Governance and Nominating Committee broadly consider all relevant facts and circumstances brought to their attention through the processes described below.

The NovaDel Corporate Governance Guidelines, adopted by the Board in September 2005 and as amended in June 2006, are available on the Corporate Governance section of our website at www.novadel.com. The listing standards of AMEX generally provide that a Director will not be considered independent if:

  the Director is, or within the last three years, has been an employee of NovaDel, or an immediate family member of the Director is, or within the last three years has been, an executive officer of NovaDel;

  the Director, or an immediate family member of the Director, has received more than $60,000 in any 12-month period in the last three years in direct compensation from NovaDel, other than Director fees, compensation paid to an immediate family member who is an employee (other than an executive officer) of the company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year) or benefits under a tax- qualified retirement plan, or non-discretionary compensation;

  a Director who is, or has an immediate family member who is, a current partner of our independent public registered accounting firm, or was a partner or employee of our independent registered public accounting firm who worked on our audit at any time during any of the past three years;

  the Director, or an immediate family member of the Director is, or in the last three years has been, employed as an executive officer of another company where any of NovaDel’s present executives serve on that company’s compensation committee; or

  a Director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization to which the company made or from which the company received, payments that exceed 5% or $200,000 of the organization’s gross revenues for that year, whichever is greater, in any of the most recent three fiscal years (other than those arising solely from investments in the company’s securities or payments under non-discretionary charitable contribution matching programs).

Pursuant to the Corporate Governance Guidelines and the AMEX rules, the Board reviewed the independence of each of our Directors in April 2007, taking into account potential conflicts of interest, transactions or other relationships that would reasonably be expected to compromise any of our Directors’ independence. In performing this review, the Board, together with our Corporate Governance and Nominating Committee, reviewed the responses received from each Director to a questionnaire inquiring about, among other things, their relationships with us (and those of their immediate family members), their affiliations and other potential conflicts of interest.

As a result of this review, the Board, based on the recommendation of the Corporate Governance and Nominating Committee, affirmatively determined that all of our Directors are independent of NovaDel and management under the standards set forth in the listing standards of the AMEX, with the exception of our Chairman, Mr. Steven B. Ratoff, who is not independent because of his consulting arrangement with NovaDel, and Dr. Jan H. Egberts, who is not independent because of his employment as our President and Chief Executive Officer.

Compensation of Directors

The general policy of the Board is that compensation for independent Directors should be a mix of cash and equity-based compensation. NovaDel does not pay management Directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent Directors, has the primary responsibility for reviewing and considering any revisions to Director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of Director compensation.

Pursuant to its charter, the Compensation Committee may engage the services of outside advisers, experts, and others to assist them. During 2006, the Compensation Committee hired CRI to aid in setting Director compensation.

To assist the Compensation Committee in its annual review of Director compensation, CRI provided Director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its “peer group” for determining Director compensation. The Director peer group consists of companies within the pharmaceutical and drug delivery industry that are generally considered comparable to NovaDel. The Director peer group consists of the following companies:

Director Compensation Peer Group

Advanced Life Sciences Holdings, Inc.	Generex Biotechnology Corporation
Advanced Viral Research Corp.	Idera Pharmaceuticals, Inc.
Anadys Pharmaceuticals, Inc.	Inhibitex, Inc.
Antigenics Inc.	Lev Pharmaceuticals Inc.
Avalon Pharmaceuticals, Inc.	Lipid Sciences, Inc.
Biopure Corporation	Manhattan Pharmaceuticals, Inc.
BioSante Pharmaceuticals, Inc.	Point Therapeutics, Inc.
Curis, Inc.	RegeneRx Biopharmaceuticals, Inc.
Delcath Systems, Inc.	Repros Therapeutics Inc.
Elite Pharmaceuticals, Inc	SIGA Technologies, Inc.
EpiCept Corporation	Valentis, Inc.

The following table shows amounts earned by each Director in the fiscal year ended December 31, 2006.

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Director	($)	($)	($)(2)	($)	Earnings	($)	($)
Mark J. Baric(1)	—	—	—	—	—	—	—
Thomas E. Bonney	$32,886	—	$36,000	—	—	—	$68,886
William F. Hamilton,	$41,453	—	$36,000	—	—	—	$77,453
Ph.D.
J. Jay Lobell	$25,801	—	—(3)	—	—	—	$25,801
Charles Nemeroff,	$29,310	—	$36,000	—	—	—	$65,310
M.D., Ph.D.
Steven B. Ratoff	$29,449	—	$71,000	—	—	—	$100,449(4)

(1)	Mr. Baric was elected in February 2007 and did not receive any cash compensation or stock options in 2006.
(2)

Represents estimated fair value of the option award on the grant date using a Black-Scholes option pricing model that assumes the following: expected volatility of 64%; dividend yield of 0%; expected term until exercise of 4 years; and a risk-free interest rate of 4.3%. Options granted to non-employee Directors generally have the following terms: (i) exercise price equal to market price on the date of grant; (ii) vesting period of three years with one-third of the option grant vesting on each annual anniversary of the grant date; and (iii) contractual term of five years.

(3)	Mr. Lobell was elected to the Board in December 2005 and upon re-election in January 2006 was not awarded additional stock options.
(4)	Does not include fees earned by Mr. Ratoff pursuant to his consulting arrangement with us.

          The following table shows the options granted to each Director in the fiscal year ended December 31, 2006.

	Number of Shares
	Underlying		Exercise Price
Director	Options Granted	Grant Date	Per Share
Mark J. Baric(1)	—	—	—
Thomas E. Bonney	50,000	1/17/2006	$1.36
William F. Hamilton, Ph.D.	50,000	1/17/2006	$1.36
J. Jay Lobell(2)	—	—	—
Charles Nemeroff, M.D., Ph.D.	50,000	1/17/2006	$1.36
Steven B. Ratoff	100,000	1/17/2006	$1.36

(1)	Mr. Baric was elected in February 2007 and was not granted any stock options in 2006.
(2)	Mr. Lobell was elected to the Board in December 2005 and upon re-election in January 2006 was not awarded additional stock options.

The Board followed the recommendation of the Compensation Committee and determined non-employee Director compensation as follows:

Fiscal 2006 Policy -- For the period from January 1, 2006 through August 31, 2006, Directors who were not employees and were independent received fees of $2,000 for each meeting of the Board attended in person or $1,000 if participated in by telephone. Non-employee independent Directors were also compensated $3,000 per annum for serving, or $5,000 per annum for chairing, a committee of the Board. Each non-employee independent Director is also awarded options to purchase 100,000 shares of Common Stock upon their election to the Board, to vest in three equal annual installments beginning on the first anniversary of their appointment. In addition, non-employee independent Directors are annually awarded options to purchase 50,000 shares of Common Stock at the time of their re-election to the Board. Such annually awarded options vest over a three-year period. Non-employee independent Directors are also reimbursed for expenses incurred in connection with their attendance at meetings of the Board or Committees thereof.

From September 1, 2006 through October 24, 2006, the Board unanimously approved certain changes recommended by the Compensation Committee to the compensation arrangements for non-employee Directors. All amounts were prorated for September 1, 2006 through October 25, 2006.

From October 25, 2006 through December 31, 2006, the Board unanimously approved certain changes recommended by the Compensation Committee to the compensation arrangements for non-employee Directors. Summarized below are the terms of the compensation for non-employee Directors, effective October 25, 2006. All amounts were prorated for the period from October 25, 2006 through December 31, 2006.

Equity Compensation -- Each new non-employee Director will, upon initially joining the Board, receive options to purchase 100,000 shares of our Common Stock pursuant to our 2006 Equity Incentive Plan, or the Plan, and thereafter, each non-employee Director will receive an annual grant of options to purchase 50,000 shares of our Common Stock upon re-election to the Board.

Cash Compensation -- Each non-employee Director will be paid an annual retainer fee of $20,000 and $2,000 for in-person and $1,000 for telephonic meetings of the Board. The Lead Independent Director will be paid a $2,500 retainer for such role. In addition, each non-employee Director will receive certain additional annual retainers and meeting fees for chairing or serving as a member of the committees of the Board, with annual retainers as follows:

Chairman of the Audit Committee	$7,500
Member of the Audit Committee	$2,500

Chairman of the Compensation Committee	$5,000
Member of the Compensation Committee	$2,500

Chairman of the Corporate Governance and Nominating Committee	$5,000
Member of the Corporate Governance and Nominating Committee	$2,500

In addition, each non-employee Director will be paid $1,000 for in-person and $500 for telephonic committee meetings. The Board has agreed to permit each non-employee Director to elect to receive cash compensation in connection with their Board and committee retainers in the form of equity under the Plan. Such election will be made on an annual basis and valued at the time of grant. Equity grants will be received by such non-employee Directors when cash compensation payments are due.

In September 2006, Mr. Ratoff was elected Chairman of the Board. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement is on a month-to-month basis. From September 15, 2006 until March 16, 2007, Mr. Ratoff was compensated at a rate of $17,500 per month and reimbursement of reasonable expenses. Effective March 16, 2007, his monthly rate was reduced to $10,000 and reimbursement of reasonable expenses. Mr. Ratoff will also receive compensation as a member of the Board.

Director Nomination Procedures

The Corporate Governance and Nominating Committee is responsible for recommending to the Board the nominees for election as Directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. In making such recommendations, the Committee will consider candidates proposed by stockholders. Stockholders may submit a candidate’s name and qualifications to the Board by mailing a letter to the attention of Michael E. Spicer, Chief Financial Officer and Corporate Secretary, NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822. The Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria, and will follow substantially the same process in considering them, as it does in considering candidates identified by members of the Board or senior management. The criteria which will be applied include: (i) reputation for integrity, honesty and high ethical standards; (ii) demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process; (iii) commitment to understanding our business and our industry; (iv) adequate time to attend and participate in meetings of the Board and its Committees; (v) ability to understand the sometimes conflicting interests of the various constituencies of NovaDel, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders; and (vi) such other attributes, including independence, that satisfy requirements imposed by the Securities and Exchange Commission and AMEX. When evaluating potential candidates, the Corporate Governance and Nominating Committee will take into consideration the qualifications set forth in the Corporate Governance Guidelines which are available on our website at www.novadel.com. The Corporate Governance and Nominating Committee will also consider whether potential Director candidates will likely satisfy the applicable independence standards for the Board, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Stockholder Communications with the Board

Stockholders may communicate their comments or concerns about any matter to the Board by mailing a letter to the attention of the Board, c/o NovaDel, attention Corporate Secretary, at our office in Flemington, New Jersey.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF J.H. COHN LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

The Audit Committee, pursuant to its charter, has selected the independent registered public accounting firm of J.H. Cohn LLP for the purpose of auditing and reporting upon the financial statements of NovaDel for the fiscal year ending December 31, 2007. Neither the firm, nor any of its members has any direct or indirect financial interest in NovaDel. J.H. Cohn LLP has been employed by us to audit our financial statements since November 2003.

While the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Audit Committee and our Board are requesting, as a matter of policy, that the stockholders ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the selection, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain J.H. Cohn LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of NovaDel and our stockholders. A formal statement by representatives of J.H. Cohn LLP is not planned for the Annual Meeting. However, representatives of J.H. Cohn LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions by stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE SELECTION OF J.H. COHN LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

Independent Registered Public Accounting Firm’s Fee Summary

The following table sets forth fees billed to us by our independent registered public accounting firm during the five month period ended December 31, 2006 and the fiscal years ended July 31, 2006 and 2005 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

		J.H. Cohn LLP
	5 months
	ended
	12/31/06	FY 2006	FY 2005

Audit Fees	$72,000	$99,000	$95,000
Audit Related Fees	$7,000	$12,000	$3,000
Tax Fees	—	$4,000	$9,000
All Other Fees	—	—	—

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee periodically will revise the list of pre-approved services, based on subsequent determinations. The Audit Committee delegates pre-approval authority to its chairperson and may delegate such authority to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The Audit Committee has approved for fiscal year 2007 the following services with the following fee limits:

Audit Services

Service		Range of Fees
1.	Statutory audits or financial audits for affiliates of the Company	Not to exceed $20,000
for annual financial statements and review of financial statements included in quarterly reports in Form 10-Q
2.	Services associated with SEC registration statements, periodic	Not to exceed $5,000
reports and other documents filed with the SEC or other
documents issued in connection with securities offerings (e.g.
comfort letters, consents) and assistance in responding to SEC comment letters
3.	Consultations by the Company’s management as to the	Not to exceed $10,000
accounting or disclosure treatment of transactions or events and/or other actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other
regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than
“audit” services)

Audit Related Services

Service		Range of Fees
1.	Due diligence services pertaining to potential business	Not to exceed $5,000
acquisitions/dispositions
2.	Agreed-upon or expanded audit procedures related to accounting	Not to exceed $10,000
and/or billing records required to respond or comply with
financial, accounting or regulatory reporting matters
3.	Consultations by the Company’s management as to the	Not to exceed $10,000
accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other
regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-
related” services)
4.	Attest services not required by statute or regulation	Not to exceed $5,000

Tax Services

Service		Range of Fees
1.	U.S. federal, state and local tax planning and advice	Not to exceed $5,000
2.	U.S. federal, state and local tax compliance	Not to exceed $20,000
3.	International tax planning and advice	Not to exceed $5,000
4.	International tax compliance	Not to exceed $5,000

All Other Services

Service		Range of Fees
No such services are pre-approved		—

Report of the Audit Committee

The Audit Committee of the Board is currently composed of three members and acts under a written charter adopted in September 2003. The current members of the Audit Committee possess the financial sophistication required by its charter and applicable rules. The Audit Committee’s written charter is available on our website at www.novadel.com.

Management is responsible for our financial statements and the overall financial reporting process, including our system of internal control and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of NovaDel in conformity with accounting principles generally accepted in the United States of America and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee has reviewed and discussed with our management NovaDel’s audited financial statements for the five-month period ended December 31, 2006. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be communicated by Statement on Auditing Standards Nos. 61 (as amended), 89 and 90 (Communication with Audit Committees) with our independent registered public accounting firm. These standards require our independent registered public accounting firm to communicate to our Audit Committee, among other things, the following:

  methods used to account for significant unusual transactions;

  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  the process used by management in formulating particularly sensitive accounting estimates, and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

  disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence with respect to NovaDel. The Audit Committee also considered whether the independent registered public accounting firm’s provision of certain other non-audit related services to NovaDel is compatible with maintaining such independent registered public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee has recommended to our Board that NovaDel’s audited financial statements referred to above be included in our Transition Report on Form 10-K for the period ended December 31, 2006.

Audit Committee
Thomas E. Bonney, Chair
William F. Hamilton, Ph.D.
J. Jay Lobell (appointed in September 2006)

In accordance with the rules of the Securities and Exchange Commission, the information contained in the Report of the Audit Committee set forth above shall not be deemed to be “soliciting material,” or to be

“filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXECUTIVE OFFICERS

The names and ages of our current named executive officers are set out below. The named executive officers are elected annually by the Board and serve at the pleasure of the Board. The Board of Directors has determined that the following individuals are our executive officers for the 2007 fiscal year: Dr. Egberts, Dr. Bergstrom, Mr. Spicer and Dr. Zodda.

NAME	AGE	POSITION WITH NOVADEL
Jan H. Egberts, M.D.	48	President, Chief Executive Officer and Director
David H. Bergstrom, Ph.D.	52	Senior Vice President and Chief Operating Officer
Michael E. Spicer, CPA	53	Chief Financial Officer and Corporate Secretary
Deni M. Zodda, Ph.D.	53	Senior Vice President and Chief Business Officer

Jan H. Egberts, M.D., President, Chief Executive Officer and Director, 48. Dr. Egberts joined NovaDel in September 2005 as our Chief Operating Officer. Dr. Egberts assumed the position of President and Chief Executive Officer of NovaDel, effective as of December 23, 2005. On January 17, 2006, Dr. Egberts was elected a Director of NovaDel. From January 2006 to September 2006, Dr. Egberts was Chairman of the Board of NovaDel. From August 2004 to September 2005, Dr. Egberts was Chief Operating Officer at Dynogen Pharmaceuticals, Inc. From February 2001 to January 2004, Dr. Egberts was Chairman of Molnlycke Healthcare, Inc., and concurrently served as President of the Barrier division from February 2001 through April 2002 and from April 2002 to January 2004 as Senior Vice President and Global Marketing Director of Molnlycke Healthcare Inc. From November 1996 to February 2001, Dr. Egberts served as Vice President, Business and Market Development Worldwide for Johnson & Johnson Medical. Dr. Egberts received his M.D. from Erasmus University Medical School in the Netherlands, and pursued his clinical training at Harvard Medical School. He also holds an M.B.A. degree from Stanford University.

David H. Bergstrom, Ph.D., Senior Vice President and Chief Operating Officer, 52. Dr. Bergstrom joined NovaDel in December 2006 as Senior Vice President and Chief Operating Officer. From 1999 to November 2006, Dr. Bergstrom served in several capacities at Cardinal Health, Inc., including Vice President, Research & Development and Senior Vice President and General Manager. From 1998 to 1999, Dr. Bergstrom was Vice President of Pharmaceutical & Chemical Development at Guilford Pharmaceuticals Inc. Dr. Bergstrom was employed by Hoechst Marion Roussel, Inc. as the Director of Pharmaceutical and Analytical Sciences from 1996 to 1998. Dr. Bergstrom served as Director of Pharmaceutical and Analytical Development for the predecessor company, Hoechst-Roussel Pharmaceuticals Inc., from 1991 to 1996, and Group Manager, Formulations, Pharmaceutical Research from 1990 to 1991. Prior thereto, Dr. Bergstrom held various positions at Ciba-Geigy Corporation. Dr. Bergstrom received his Ph.D. in Pharmaceutics at the University of Utah in 1985. In addition, he received his M.S. in Pharmaceutical Chemistry at the University of Michigan in 1982 and his B.S. degree in Pharmacy in 1978 at Ferris State University.

Michael E. Spicer, CPA, Chief Financial Officer and Corporate Secretary, 53. Mr. Spicer joined NovaDel as Chief Financial Officer in December 2004 and was named Corporate Secretary in April 2006. From December 2001 to December 2004, Mr. Spicer was Chief Financial Officer of Orchid Biosciences, Inc. (now known as Orchid Cellmark Inc.). From September 1998 to December 2001, Mr. Spicer served as Vice President, Chief Financial Officer of Lifecodes Corporation until it was acquired by Orchid. Mr. Spicer is a Certified Public Accountant and holds an undergraduate degree in Accounting from the University of Virginia and an M.B.A. from Harvard Business School.

Deni M. Zodda, Ph.D., Senior Vice President and Chief Business Officer, 53. Dr. Zodda joined NovaDel in February 2007 as Senior Vice President and Chief Business Officer. From May 2006 to February 2007, Dr. Zodda was Principal of Medignostica, LLC, a consulting firm he owns which provided business development services to various clients and was acting Chief Executive Officer of StemCapture, Inc., a privately-held stem cell research company. From 2000 to May 2006, Dr. Zodda served in varying capacities, including Senior Vice President, Business Development and Principal Financial Officer of Discovery Laboratories, Inc. From 1998 to 2000, Dr. Zodda served as Managing Director of the Life Sciences Practice at KPMG. During the course of his career, Dr. Zodda also held senior management positions in business development, marketing and commercial operations at Cephalon, Inc., Wyeth, Baxter International Inc. and SmithKline Beckman, Inc. Dr. Zodda received his Masters in Business Administration, Marketing and Finance from the University of Santa Clara in 1986, his Doctor of Philosophy, Biology from the University of Notre Dame in 1980 and his Bachelor of Science, Biology from Villanova University in 1975.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 30, 2007, regarding beneficial ownership of the Common Stock to the extent known to us by each person known to be the beneficial owner of 5% or more of the Common Stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Name and Address or	Amount and Nature of	Percentage of
Title of Class	Number in Group	Beneficial Ownership	Class
Common Stock	Lindsay A. Rosenwald, M.D. (1)	9,473,924 (2)	14.2%
Common Stock	ProQuest Investments, II, L.P.(3)	8,474,832 (4)	13.7%
Common Stock	Caisse de dépôt et placement du Québec(5)	5,837,931 (6)	9.6%
Common Stock	William Harris Investors, Inc.(7)	3,897,068(8)	6.4%
Common Stock	Wachovia Corporation(9)	5,800,000(10)	9.8%

(1)	The address for Dr. Rosenwald is: c/o Paramount BioCapital, Inc., 787 Seventh Avenue, 48th Floor, New York, NY 10019.
(2)

Includes 2,137,660 shares of Common Stock and warrants to purchase 7,336,264 shares of Common Stock. Does not include 2,900,000 shares of Common Stock owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust dated May 24, 2000 which is a trust established for the benefit of Dr. Rosenwald. Dr. Rosenwald is not a trustee of this trust and disclaims beneficial ownership of such shares, except to any pecuniary interest therein. Does not include warrants which are convertible into 1,331,424 shares of Common Stock (the “Trust Shares”) and are owned by certain trusts for the benefit of Dr. Rosenwald’s children. Dr. Rosenwald is not a trustee of these trusts and disclaims beneficial ownership of the Trust Shares, except to any pecuniary interest therein.

(3)	The address for ProQuest Investments II, L.P., ProQuest Investments III, L.P. and ProQuest Investments II Advisors Fund, LP is 90 Nassau Street, 5th Floor, Princeton, NJ 08542.
(4)

Includes (i) 1,262,747 shares of Common Stock and warrants to purchase 444,704 shares of Common Stock held in the name of ProQuest Investments II, L.P., (ii) 4,974,426 shares of Common Stock and warrants to purchase 1,751,854 shares of Common Stock held in the name of ProQuest Investments III, L.P., and (iii) 30,397 shares of Common Stock and warrants to purchase 10,704 shares of Common Stock. ProQuest Associates III LLC (“Associates III”) is the General Partner of ProQuest Investments III, L.P. ProQuest Associates II LLC (“Associates II”) is the general partner of ProQuest Investments II, L.P. and of ProQuest Investments II Advisors Fund, L.P. Jay Moorin and Alain Schreiber, Managing Members of Associates III and Associates II, have voting, dispositive and investment power with respect to the securities. Each of Mr. Moorin and Mr. Schreiber disclaim beneficial ownership of such securities except to the extent of each such person’s respective pecuniary interest in such securities.

(5)	The address for Caisse de dépôt et placement du Québec is: 1000 Place Jean-Paul-Riopelle, Montreal, Quebec, Canada H22 263.

(6)

Includes 4,413,793 shares of Common Stock and warrants to purchase 1,424,138 shares of Common Stock. Two groups of persons, collectively comprised of Normand Provost, Pierre Pharad, Diane Favreau, Pierre Fortier, Paul-Henri Couture, Michel Lefebrve, Ghislain Gautheir, Sylvain Gareau, Luc Houle, Gilles Godbout, James McMullan, Louise Lalonde, Jean-Pierre Jetté, Julie Prémont, Bruno Guilmette, Francois Maheu, Cyrille Viltecoq, Alain Tremblay, Marcel Gagnon, Pierre Piché, Eric Lachance, Mackey Tall, Stephane René, Frederick Godbout, Eric Cantin, Monique Laliberté, Dave Brochet, Eric Legault, Marc-Andre Aubé, Maxine Durivage, Francois Boundreault, Steve Lachaine, Pierre Lépine and Pierre Lambert, has voting and investment control over the shares of Common Stock and warrants held by Caisse de dépôt et placement du Québec, and each disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Normand Provost, Pierre Pharad, Diane Favreau, Peirre Fortier, Paul-Henri Courture, Michel Lefebrve, Ghislain Gauthier, Sylvain Gareau, Luc Houle and Gilles Godbout make up Group A. James McMullan, Louise Lalonde, Jean-Pierre Jetté, Julie Prémont, Bruno Guilmette, Francois Maheu, Cyrille Viltecoq, Alain Tremblay, Marcel Gagnon, Pierre Piché, Eric Lachance, Mackey Tall, Stephane René, Frederick Godbout, Eric Cantin, Monique Laliberté, Dave Brochet, Eric Legault, Marc-Andre Aubé, Maxine Durivage, Francois Boundreault, Steve Lachaine, Pierre Lépine and Pierre Lambert make up Group B. Any person in Group A in conjunction with any person in Group B has voting and investment control.

(7)	The address for William Harris Investors, Inc. is: 191 North Wacker Drive, Suite 1500, Chicago, IL 60606.
(8)

Includes (i) 1,379,310 shares of Common Stock and warrants to purchase 551,724 shares of Common Stock held in the name of WHI Growth Fund Q.P., L.P., (ii) 689,655 shares of Common Stock and warrants to purchase 275,862 shares of Common Stock held in the name of WHI Select Fund, L.P., (iii) 689,655 shares of Common Stock and warrants to purchase 275,862 shares of Common Stock held in the name of Panacea Fund LLC and (iv) 35,000 shares of Common Stock held in the name of AptarGroup Inc. Master Pension Fund. William Harris Investors, Inc. is the General Partner of WHI Select Fund L.P. and WHI Growth Fund Q.P., L.P. Michael S. Resnick, an executive vice-president of William Harris Investors, Inc., and Charles Polsky, a vice-president of William Harris Investors, Inc. have voting and investment control over the shares. William Harris Investors, Inc. is the Manager of Panacea Fund, LLC. Michael S. Resnick, an executive vice-president of William Harris Investors, Inc., Charles Polsky and Fred Houbow, co-Fund Managers of Panacea Fund, LLC, have voting and investment control over the shares of Common Stock and warrants held by Panacea Fund, LLC but disclaim beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. William Harris Investors, Inc. serves as the discretionary Investment Adviser for AptarGroup, Inc. Master Pension Fund. Lorenz Diesbergen, a vice president of William Harris Investors, Inc., and Charles Polsky, a vice president of William Harris Investors, Inc., have voting and investment control over the shares of the Common Stock held by the AptarGroup, Inc. Master Pension Fund.

(9)	The address for Wachovia Corporation is: One Wachovia Center, Charlotte, NC 28288-0137.
(10)

As reported on Schedule 13G filed with the Securities and Exchange Commission on January 11, 2007, Wachovia Corporation has (i) sole power to vote 5,800,000 shares of Common Stock and (ii) no power to dispose or direct the disposition of 5,800,000 shares of Common Stock.

Stock Ownership of Directors and Management

The following table sets forth information, as of March 30, 2007, regarding beneficial ownership of the Common Stock to the extent known to us, by (i) each person who is a nominee for Director; (ii) each named executive officer in the Summary Compensation Table on page 31; and (iii) all Directors and named executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Name and Address or	Amount and Nature of	Percentage of
Title of Class	Number in Group(1)	Beneficial Ownership(2)	Class
Common Stock	Mark J. Baric	0	*
Common Stock	David H. Bergstrom, Ph.D.	0	*
Common Stock	Thomas E. Bonney	113,948	*
Common Stock	Barry C. Cohen	215,000	*
Common Stock	Jan H. Egberts, M.D.	540,900	*
Common Stock	Jean W. Frydman, Esq.	33,333	*
Common Stock	William F. Hamilton, Ph.D.	212,041	*
Common Stock	J. Jay Lobell	306,482(3)	*
Common Stock	Charles Nemeroff, M.D., Ph.D.	200,999	*
Common Stock	Steven B. Ratoff	208,561(4)	*
Common Stock	Michael E. Spicer, CPA	225,666	*
Common Stock	All Directors and Named Executive	2,056,930	3.4%
	Officers as a group (11 persons)

*less than 1%.

(1)	The address of all holders listed herein is c/o NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822.
(2)

For each of the following persons, the numbers set forth in this column includes the number of shares of Common Stock immediately succeeding such person’s name, which such person has the right to acquire within 60 days through the exercise of stock options: Mr. Bonney, 94,448; Mr. Cohen, 210,000; Dr. Egberts, 540,900; Ms. Frydman, 33,333; Dr. Hamilton, 212,041; Mr. Lobell, 33,333; Dr. Nemeroff, 200,999; Mr. Ratoff, 40,744; Mr. Spicer, 216,666; and all Directors and named executive officers as a group 1,582,464.

(3)	Includes warrants to purchase 95,685 shares of Common Stock.
(4)	Includes warrants to purchase 38,727 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying our compensation policies and decisions and the principal elements of compensation paid to our named executive officers during the 2006 fiscal year. Our Chief Executive Officer, Chief Financial Officer and the other named executive officers included in the Summary Compensation Table on page 31 will be referred to as the “named executive officers” for purposes of this discussion.

This year’s overview of our executive compensation policy has been significantly expanded to provide a more comprehensive picture to you, the stockholder, of both the rationale behind executive compensation decisions and the manner in which those decisions are made. In developing our enhanced disclosure, the Compensation Committee of the Board, or Committee, relied upon the principles contained in the newly adopted regulations governing public company executive compensation disclosure that were recently approved by the Securities and Exchange Commission.

Compensation Objectives and Philosophy

The Committee is responsible for reviewing and approving the compensation payable to our named executive officers and other key employees. As part of such process, the Committee seeks to accomplish the following objectives with respect to our executive compensation programs:

  motivate, recruit and retain executives capable of meeting our strategic objectives;

  provide incentives to ensure superior executive performance and successful financial results for NovaDel; and

  align the interests of the named executive officers with the long-term interests of our stockholders.

The Committee seeks to achieve these objectives by:

  establishing a compensation structure that is both market competitive and internally fair;

  linking a substantial portion of compensation to our achievement of financial objectives and the individual’s contribution to the attainment of those objectives;

  providing upward leverage for overachievement of goals; and

  providing long-term equity-based incentives.

In order to achieve the above goals, our total compensation package includes base salary and annual bonus, all paid in cash, as well as long-term compensation in the form of stock options and restricted stock. We believe that appropriately balancing the total compensation package is necessary in order to provide market-competitive compensation.

Setting Executive Compensation

Role of Compensation Committee and Chief Executive Officer. The Committee oversees the design, development and implementation of the compensation program for the Chief Executive Officer and the other named executive officers. The Committee evaluates the performance of the Chief Executive Officer and determines the Chief Executive Officer’s compensation in light of the goals and objectives of the compensation program. The Chief Executive Officer and the Committee together assess the performance of the other named executive officers employed by us as of December 31 and determine their compensation, based on initial recommendations from the Chief Executive Officer. The Chief Executive Officer provided the Committee with a detailed review of the performance of the other named executive officers and made recommendations to the Committee with respect to the compensation packages for those officers for the 2006 fiscal year.

The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives and results with the Chief Executive Officer.

Role of Compensation Consultant. In 2006, the Committee utilized Compensation Resources, Inc., or CRI, a nationally recognized compensation consulting firm to provide competitive compensation data and general advice in the design of programs that affect the named executive officers compensation, including the Chief Executive Officer. Our named executive officers did not participate in the selection of the consultant. We have not used the services of any other compensation consultant in matters affecting the named executive officers or Director compensation. In the future, we, or the Committee, may engage or seek the advice of other compensation consultants. During 2006, CRI performed a market analysis of the compensation paid by comparable pharmaceutical and drug delivery companies and provided the Committee with recommended compensation ranges for each named executive officer position based on the competitive data.

Competitive Position

The Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Board and reward the executives for achieving such goals. At the end of the year, the Committee reviews the performance of each named executive officer in achieving the established objectives. These results are included with the overall performance review provided by the Chief Executive Officer, after which the Committee votes upon any recommendations for salary adjustments, stock option grants and cash incentives. The Chief Executive Officer then executes the actions recommended by the Committee with respect to such matters.

The relevant peer group for compensation and benefit programs consists primarily of companies of comparative size, similar businesses and geographic scope. These are the firms with which NovaDel competes for talent. The comparator group was chosen to include companies with similar market capitalization, similar revenue size, and some direct competitors. The comparator group is different from the companies used in the “Performance Graph” on page 46 of our Transition Report on Form 10-K for the period ended December 31, 2006. The reason for this is that NovaDel has business competitors with whom we benchmark against for financial performance, but also have business and talent competitors against whom we benchmark for pay purposes. Additionally, the positions were compared to published survey data from nationally recognized sources to ensure the accuracy and validity of the proxy peer group. The companies from the peer analysis are listed below:

	Total Revenues Most
	Recent Fiscal Year	Current Stock Price		Total Shares
Company Name	($Millions)	($)	Market Cap (Millions)	Outstanding (Millions)
Advanced Life Sciences Holdings, Inc.	0.1	3.53	84.8	24
Advanced Viral Research Corp.	0.8	0.056	41.8	746.4
Anadys Pharmaceuticals, Inc.	4.9	3	88.5	29.5
Antigenics Inc.	0.6	1.9	74.7	39.3
Avalon Pharmaceuticals, Inc.	1.5	2.95	30.4	10.3
Biopure Corporation	2.1	0.92	38.9	42.3
BioSante Pharmaceuticals, Inc.	0.3	1.95	33.3	17.1
Curis, Inc.	6	1.56	76.6	47.1
Delcath Systems, Inc.	0.4	3.68	62.6	17
Elite Pharmaceuticals, Inc.	2.5	2.18	43.6	20
EpiCept Corporation	0.4	1.77	42.7	24.1
Generex Biotechnology Corporation	0.4	2.17	229.9	105.9
Idera Pharmaceuticals, Inc.	2.5	3.9	61.9	15.9
Inhibitex, Inc.	0.9	1.57	46.6	29.7
Lev Pharmaceuticals Inc.	0.5	0.75	77.6	103.5
Lipid Sciences, Inc.	0	1.68	46.5	27.7
Manhattan Pharmaceuticals, Inc.	1	0.67	39.7	59.3
Point Therapeutics, Inc.	0.2	1.17	46.5	39.7
RegeneRx Biopharmaceuticals, Inc.	0.6	2.3	85.9	37.3
Repros Therapeutics Inc.	0.6	8.28	75.4	9.1
SIGA Technologies, Inc.	8.5	1.97	50.2	25.5
Valentis, Inc.	0.7	0.84	11.4	8.9
MEAN			63.2

Components of Compensation

The key components of NovaDel’s executive compensation package are cash compensation (salary & annual incentives), long term incentives and company-sponsored benefit plans. These components are administered with the goal of providing total compensation that recognizes meaningful differences in individual performance, is competitive, varies the opportunity based on individual and corporate performance, and is valued by our named executive officers. We seek to achieve our compensation objectives through five key compensation elements:

  base salary;

  annual short-term cash incentives;

  long-term equity incentive awards;

  special benefits; and

  change in control and other severance agreements.

Base Salary. In General – It is the Committee’s objective to set a competitive rate of annual base salary for each named executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their named executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee works with CRI to establish salary ranges for the named executive officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each named executive officer is then derived from those salary ranges based on his responsibility, tenure and past performance and market comparability.

Annual base salaries for the named executive officers are reviewed and approved by the Committee in the first fiscal quarter following the end of the previous performance year. Changes in base salary are based on the scope of an individual’s current job responsibilities, individual performance in the previous performance year, target pay position relative to the peer group, and our salary budget guidelines. The Committee reviews established goals and objectives and determines an individual’s achievement of those goals and objectives and considers the recommendations provided by the Chief Executive Officer to assist it in determining appropriate salaries for the named executive officers other than the Chief Executive Officer. For any given performance year, actual salary increases may range from 0% to 10% of the salary guidelines based on individual performance. This broad range allows for meaningful differentiation on a pay for performance basis.

Changes for Fiscal Year 2007 – The Committee met in December 2006 and January 2007 to evaluate the performance and compensation for each named executive officer. The Committee reviewed compensation of comparable companies and recognized the need to retain current management given individual and collective performance. Dr. Bergstrom joined NovaDel in December 2006 and was not considered by the Committee for a merit increase. In addition, Ms. Frydman ceased to be employed by us effective April 24, 2006 and Mr. Cohen ceased to be employed by us effective March 16, 2007. The Committee recommended in January 2007 that the Board take action regarding a merit increase for our Chief Financial Officer and Corporate Secretary. The table below shows annual 2006 and 2007 base salary rates for such individual:

Name	Title	2006 Salary	2007 Salary	% Increase
Michael E. Spicer, CPA	Chief Financial Officer and	$244,000	$256,200	5%
	Corporate Secretary

Annual Bonuses. In General – As part of their compensation package, our named executive officers have the opportunity to earn annual bonuses. Annual bonuses are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. Pursuant to the individual employment agreements, the Committee establishes each year a target award for each named executive officer based on a percentage of base salary. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance.

At the beginning of the performance year, each named executive officer, in conjunction with the Chief Executive Officer, establishes annual goals and objectives. Actual bonus awards are based on an assessment against the pre-established goals for each named executive officer’s individual performance, the performance of the business function for which he is responsible, and/or our overall performance for the year. For any given performance year, proposed annual bonuses may range from 0% to 100% of target, or higher under certain circumstances, based on corporate and individual performance. Corporate and individual performance has a significant impact on the annual bonus amounts because the Committee believes it is a precise measure of how the named executive officer contributed to business results.

Fiscal 2006 Performance Measures and Payouts – In 2006, annual bonus targets ranged from 30% to 50% of base salary for the named executive officers and were payable based on the Committee’s subjective review of both the performance of NovaDel as well as individual performance. The Committee utilizes annual bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive, but will relate generally to (i) operational goals such as the development of our product candidates and the identification and advancement of additional product candidates, (ii) strategic goals such as the establishment of operating plans and budgets, review of organization and staff, and (iii) the enhancement of stockholder value.

At the end of each fiscal year, the Committee determines the level of achievement with respect to each corporate goal, and decides the overall percent of corporate goal achievement for purposes of annual bonuses. For this assessment, the Committee evaluates the status of NovaDel’s development programs and clinical progress, corporate development and regulatory compliance activities. These qualitative factors are also typically used by comparable companies to evaluate performance and involve a subjective assessment of corporate performance by the Committee. Moreover, the Committee does not base its considerations on a single performance factor, but rather considers a mix of factors and evaluates company and individual performance against that mix. The Chief Executive Officer provides written evaluations for the named executive officers, other than himself, to the Committee along with his recommendations for each individual performance factor. The Committee reviews the performance and assessment of each named executive officer and then evaluates the Chief Executive Officer and assigns a weight to each individual achievement factor. The table below details fiscal 2006 annual bonus targets and actual payouts for our Chief Executive Officer and our Chief Financial Officer.

			2006 Target		2006 Actual
		2006 Target	Bonus (%	2006 Actual	Bonus (%
Name	Title	Bonus ($)	Salary)	Bonus ($)	Salary)
Jan H. Egberts, M.D.	President and Chief Executive	$175,000	50%	$116,667	33.33%
	Officer
Michael E. Spicer, CPA	Chief Financial Officer and	$73,200	30%	$73,200	30%
	Corporate Secretary

Change for Fiscal Year 2007 – As in 2006, annual bonuses for 2007, if any, will be based on achievement of pre-established company objectives and individual goals for each named executive officer and, for each named executive officer other than the Chief Executive Officer, a subjective review of that individual’s performance. Corporate performance targets may include such measures as strategic plan metrics while individual performance targets may include operational and financial metrics, regulatory compliance metrics, and delivery of specific programs, plans, and budgetary objectives identified and documented at the beginning of each fiscal year. It is the Committee’s intention to base a greater percentage of the annual award payout on corporate as opposed to individual performance for higher level executives, with 100% of the Chief Executive Officer’s annual bonus tied to the attainment of corporate performance objectives.

For the 2007 fiscal year awards, the potential payout may range from 0 –100% of target, or higher under certain circumstances. The Committee has also retained the discretion to reduce the dollar amount of the awards otherwise payable to the named executive officers. As previously announced, our objectives relating to development and clinical goals for 2007 include the following:

  pursuit of strategic partners for the European rights to our oral spray formulation of ondansetron;

  filing of a New Drug Application, or NDA, in 2007, for zolpidem oral spray, following the conclusion of the compound’s current pivotal study; and

  filing of a NDA in 2007, for sumatriptan oral spray, following the conclusion of the compound’s current pivotal study.

The table below shows the dollar amount of the 2006 and 2007 annual target bonus for each named executive officer, together with percentage of base salary represented by that target:

			2006 Target		2007 Target
		2006 Target	Bonus (%	2007 Target	Bonus (%
Name	Title	Bonus ($)	Salary)	Bonus ($)	Salary)
Jan H. Egberts, M.D.	President and Chief Executive Officer	$175,000	50%	$175,000	50%
David H. Bergstrom,	Senior Vice President and Chief	—	—	$100,000	33.33%
Ph.D.(1)	Operating Officer
Michael E. Spicer, CPA	Chief Financial Officer and Corporate	$73,200	30%	$76,860	30%
	Secretary
Deni M. Zodda, Ph.D.(2)	Senior Vice President and Chief	—	—	$82,500	30%
	Business Officer

(1)	Dr. Bergstrom joined NovaDel in December 2006 and, therefore, did not receive an annual bonus for 2006.
(2)	Dr. Zodda joined NovaDel in February 2007 and, therefore, did not receive an annual bonus for 2006.

Long-Term Incentive Equity Awards. In General - We believe that long-term performance is achieved through an ownership culture that encourages high performance by our named executive officers through the use of stock-based awards. Our equity plans have been established to provide our employees, including our named executive officers, with incentives to help align employees’ interests with the interests of our stockholders. The Committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, the Committee has used restricted stock and may in the future utilize restricted stock as part of our long-term incentive program. We have expensed stock option grants under Statement of Financial Accounting Standards 123R, Share-Based Payment (SFAS 123R), since August 1, 2005. Due to the early stage of our business and our desire to preserve cash, we expect to provide a greater portion of total compensation to our named executive officers through stock options and restricted stock grants than through cash-based compensation.

          Stock Options. Our stock plans authorize us to grant options to purchase shares of Common Stock to our employees, Directors and consultants. The Committee generally oversees the administration of our stock option plans. In 2007, the Committee delegated the authority to our Chief Executive Officer to make initial option grants to certain new employees within an approved range. All new employee grants in excess of the Chief Executive Officer’s limit and any grant to a named executive officer are approved by the Committee. Stock options may be granted at the commencement of employment, annually, occasionally following a significant change in job responsibilities or to meet other objectives.

The Committee reviews and approves stock option awards to named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each named executive officer’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Committee to eligible employees and, in appropriate circumstances, the Committee considers the recommendations of members of management, such as Jan H. Egberts, our President and Chief Executive Officer.

In 2006, certain named executive officers were awarded stock options in the amounts included in the Grants of Plan-Based Awards table on page 32. These grants included a merit-based grant to a named executive officer in April 2006 made by the Committee and in December 2006 in connection with the commencement of employment of one named executive officer. Stock options granted by us have an exercise price equal to the fair market value of our Common Stock on the day of grant, typically vest annually over a three-year period or upon the achievement of certain performance-based milestones and are based upon continued employment, and generally expire ten years after the date of grant. The fair value of the options granted to the named executive officers in the Summary Compensation Table on page 31, is determined in accordance with SFAS 123R. The Committee has also granted performance based options to certain of our named executive officers. Incentive stock options also include certain other terms necessary to ensure compliance with the Internal Revenue Code of 1986, as amended.

We expect to continue to use stock options as a long-term incentive vehicle because:

  Stock options align the interests of our named executive officers with those of our stockholders, supporting a pay-for performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

  Stock options are performed based. All of the value received by the recipient of a stock option is based on the growth of the stock price.

  Stock options help to provide a balance to the overall executive compensation program as base salary and annual bonuses focus on the short–term compensation, while the vesting of stock options increases stockholder value over the longer term.

  The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to our named executive officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual named executive officer’s total compensation.

        Restricted Stock. Our 2006 Equity Incentive Plan authorizes us to grant restricted stock. As of December 31, 2006, we granted 100,000 shares of restricted stock to one named executive officer at a fair market value of $1.71 per share. In order to implement our long-term incentive goals, we anticipate that we may grant additional shares of restricted stock in the future.

Executive Benefits and Perquisites

Our named executive officers, who are parties to employment agreements, will continue to be parties to such employment agreements in their current form until the expiration of the employment agreement or until such time as the Committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental and life insurance and the ability to contribute and receive a company match to a 401(k) plan; however, the Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to benefit levels for comparable companies. We have no current plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our named executive officers are entitled as set forth herein) or level of benefits.

Chief Executive Officer’s Employment Agreement

We have an existing employment agreement with our President and Chief Executive Officer with an initial two year term measured from September 26, 2005. The principal terms of the employment agreement are summarized in the Employment Agreements section beginning on page 35. Pursuant to this agreement, Dr. Egberts will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control.

Severance and Change in Control Arrangements

The specific terms of our severance and change in control arrangements are discussed in detail below under the headings Potential Payments Upon Termination or Change in Control on page 34 and Employment Agreements beginning on page 35. As a general matter, however, we believe that reasonable severance and change in control protection for our named executive officers is necessary in order for us to recruit and retain qualified executives.

Equity Grant Policy

All grants to our named executive officers are at the discretion of the Board, following review and input by the Committee.

IRC Section 162(m) compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee considers it important to retain flexibility to design compensation programs that are in the best interests of NovaDel and its stockholders and, to this end, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Committee believes that compensation is appropriate and in the best interests of NovaDel and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for the named executive officers, NovaDel’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for our financial statements, including the disclosure of executive compensation. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section beginning on page 23 of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

J. Jay Lobell, Chair (appointed in September 2006)
William F. Hamilton, Ph.D.
Charles Nemeroff, M.D., Ph.D.

Summary Compensation Table

The following table sets forth a summary for the fiscal year ended December 31, 2006 of the cash and non-cash compensation awarded, paid or accrued by us to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated officers other than the Chief Executive Officer and Chief Financial Officer who served in such capacities in 2006 (collectively, the “named executive officers”).

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)	($)	($)(9)	($)
Jan H. Egberts, M. D.	2006	350,000	116,667	—	—	—	—	30,245	496,912
President and Chief Executive
Officer
David H. Bergstrom, Ph.D.(2)	2006	23,076	—	171,000(3)	563,000(4)	—	—	—	757,076
Senior Vice President and Chief
Operating Officer
Michael E. Spicer, CPA	2006	244,000	73,200	—	491,000(5)	—	—	52,545	860,745
Chief Financial Officer and
Corporate Secretary
Barry C. Cohen(6)	2006	228,000	34,200(7)	—	—	—	—	44,155	306,355
Former Vice President-Business
& New Product Development
Jean W. Frydman, Esq.(8)	2006	87,000	—	—	—	—	—	147,262	234,262
Former Vice President, General
Counsel and Corporate Secretary

(1)	The amounts shown represent bonus amounts earned in fiscal year 2006 which were paid in January 2007.
(2)	Dr. Bergstrom joined NovaDel as Senior Vice President and Chief Operating Officer on December 4, 2006.
(3)

The grant date fair value, as determined by us for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), of the restricted stock award was $1.71 per share for Dr. Bergstrom.

(4)

The grant date fair value, as determined by us for financial reporting purposes in accordance with FAS 123R, of the stock option awards was $0.63 per share for Dr. Bergstrom. The actual amount ultimately realized by Dr. Bergstrom from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(5)

The grant date fair value, as determined by us for financial reporting purposes in accordance with FAS 123R, of the stock option awards was $1.09 per share for Mr. Spicer. The actual amount ultimately realized by Mr. Spicer from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(6)	Mr. Cohen ceased to be Vice President-Business & New Product Development on January 4, 2007.
(7)	The amount shown represents a bonus amount to which Mr. Cohen was entitled pursuant to his Employment Agreement and which was paid in March 2007.
(8)	Ms. Frydman ceased to be Vice President, General Counsel and Corporate Secretary on April 24, 2006.
(9)	See All Other Compensation – 2006 chart below for amounts.

All Other Compensation — 2006

		Health Care		Severance	Vacation	Auto
	401(K)	Coverage	Relocation	Payment	Payout	Allowance	Total
Name	($)	($)	($)	($)	($)	($)	($)
Jan H. Egberts, M.D.	12,038	18,207	—	—	—	—	30,245
David H. Bergstrom, Ph.D.	—	—	—	—	—	—	—
Michael E. Spicer, CPA	9,732	23,061	19,752	—	—	—	52,545
Barry C. Cohen	9,094	23,061	—	—	—	12,000	44,155
Jean W. Frydman, Esq.	3,248	6,475	—	120,000	17,539	—	147,262

Grants Of Plan-Based Awards

The following table sets forth information with respect to the named executive officers concerning grants of options during the fiscal year ended December 31, 2006.

Name	Grant	Estimated Future Payouts			Estimated Future Payouts			All Other	All Other	Exercise or	Grant Date
	Date	Under Non-Equity			Under Equity Incentive			Stock	Option	Base Price of	Fair Value
		Incentive Plan Awards			Plan Awards			Awards:	Awards:	Option	of Stock and
								Number of	Number of	Awards ($/Sh)	Option
		Thresh-	Target	Maxi-	Thresh-	Target	Maxi-	Shares of	Securities
		old	($)	mum	old	(#)	mum	Stock or	Underlying
		($)		($)	(#)		(#)	Units	Options
								(#)	(#)

Jan H.	—	—	—	—	—	—	—	—	—	—	—
Egberts,
M.D.
David H.	12/4/06	—	—	—	—	—	—	100,000(1)	900,000(2)	$1.71	734,000
Bergstrom,
Ph.D.
Michael E.	4/19/06	—	—	—	—	—	—	—	450,000(3)	$1.65	491,000
Spicer, CPA
Barry C.	—	—	—	—	—	—	—	—	—	—	—
Cohen
Jean W.	—	—	—	—	—	—	—	—	—	—	—
Frydman,
Esq.

(1)

The amount shown in this column represents a Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan on December 4, 2006. The grant date fair value of this award, as determined in accordance with FAS 123R, was $1.71 per share.

(2)

Amounts in this column represent stock options granted pursuant to our 2006 Equity Incentive Plan to the named executive officer during 2006. Dr. Bergstrom received a stock option grant on December 4, 2006 with a grant date fair value, as determined in accordance with FAS 123R, of $0.63 per share. Dr. Bergstrom’s options are performance based and vest 12.5% upon acceptance by the Food & Drug Administration (FDA) of our New Drug Application (NDA) submission for our product candidate zolpidem; 12.5% upon FDA acceptance of a NDA submission for our product candidate sumatriptan; 12.5% upon Board approval and successful implementation of portfolio plan for next generation compounds; 12.5% upon Chief Executive Officer approval and successful implementation of organization plan to address issues in analytical, clinical and regulatory; 15% upon completion of a Board approved licensing deal for our product candidate zolpidem; 15% upon completion of a Board approved licensing deal for our product candidate sumatriptan; and 20% at Board discretion upon completion of approved licensing deal for our product candidates zolpidem or sumatriptan.

(3)

Mr. Spicer received a stock option grant on April 19, 2006 with a grant date fair value, as determined in accordance with FAS 123R, of $1.09 per share. Mr. Spicer was granted 60,606 incentive stock options which vest as follows: 20,202 of the options vest on April 19, 2007; 20,202 of the options vest on April 19, 2008; and 20,202 of the options vest on April 19, 2009 and was granted 389,394 non-qualified stock options which vest as follows: 129,798 of the options vest on April 19, 2007; 129,798 of the options vest on April 19, 2008; and 129,798 of the options vest on April 19, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding at December 31, 2006 for each of our named executive officers.

		Option Awards					Stock Awards

									Equity	Equity
				Equity					Incentive Plan	Incentive Plan
				Incentive Plan					Awards:	Awards:
			Number of	Awards:					Number of	Market or
		Number of	Securities	Number of					Unearned	Payout Value of
		Securities	Underlying	Securities			Number of	Market Value	Shares, Units	Unearned
		Underlying	Unexercised	Underlying			Shares or	of Shares or	or Other	Shares, Units of
		Unexercised	Options (#)	Unexercised	Option	Option	Units of Stock	Units of Stock	Rights That	Other Rights
		Options (#)	Unexer-	Unearned	Exercise	Expiration	That Have Not	That Have Not	Have Not	That Have Not
Name	Grant Date	Exercisable	cisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Jan H.	9/26/2005(1)	540,900	1,081,800	—	$1.70	9/25/2010	—	—	—	—
Egberts,
M.D.
David H.	12/4/2006(2)	—	58,479	—	$1.71	12/3/2016	100,000(7)	$164,000	—	—
Bergstrom,	12/4/2006(2)	—	841,521		$1.71	12/3/2016
Ph.D.
Michael E.	12/20/2004(1)	66,666	33,334	—	$1.57	12/19/2014	—	—	—	—
Spicer, CPA	4/19/2006(1)	20,202(3)	40,404		$1.65	4/18/2016
	4/19/2006(1)	129,798(3)	259,596		$1.65	4/18/2016
Barry C.	2/23/2003(4)	75,000	—	—	$2.04	5/13/2008	—	—	—	—
Cohen	5/23/2004(5)	75,000	—		$1.65	2/22/2009
	1/24/2005(5)	50,000	—		$1.47	1/23/2015
Jean W.	5/17/2004(6)	33,333	—	—	$1.98	5/16/2014	—	—	—	—
Frydman,
Esq.

(1)	The options vest in one-third installments per year in years 1, 2 and 3.
(2)

Dr. Bergstrom’s options are performance based and vest 12.5% upon acceptance by the Food & Drug Administration (FDA) of our New Drug Application (NDA) submission for our product candidate zolpidem; 12.5% upon FDA acceptance of a NDA submission for our product candidate sumatriptan; 12.5% upon Board approval and successful implementation of portfolio plan for next generation compounds; 12.5% upon Chief Executive Officer approval and successful implementation of organization plan to address issues in analytical, clinical and regulatory; 15% upon completion of a Board approved licensing deal for our product candidate zolpidem; 15% upon completion of a Board approved licensing deal for our product candidate sumatriptan; and 20% at Board discretion upon completion of approved licensing deal for our product candidates zolpidem or sumatriptan.

(3)	These options will vest on April 19, 2007.
(4)	These options vested immediately upon grant.
(5)	These options are fully vested.
(6)	These options vested on May 17, 2005.
(7)	The restricted stock vest in one-third installments in years 1, 2 and 3.

Option Exercises and Stock Vested During 2006

There were no options or other derivative securities exercised in 2006 by our named executive officers. In addition, there were no shares acquired by our named executive officers upon the vesting of restricted stock.

Potential Payments Upon Termination or Change in Control

The following table shows the potential payments upon death or disability, termination, resignation or a change of control of NovaDel for each of the named executive officers. For purposes of disclosure, the table assumes that the death or disability, termination, resignation or a change of control occurred as of December 31, 2006.

	Executive Benefits				Termination Without	Termination in
	and Payments Upon	Death or	Termination		Cause Or For Good	Connection With
Name	Termination	Disability($)	for Cause($)	Resignation($)	Reason($)	Change in Control($)

Jan H. Egberts,	Base Salary	72,000	—	—	350,000	350,000
M.D.	Bonus(1)	175,000	—	—	175,000	175,000
	Stock	—	—	—	—	—
	Options/Restricted
	Stock Accelerated(2)
	Health Care	18,000	—	—	18,000	18,000
	Continuation
	Accrued Vacation	33,654	33,654	33,654	33,654	33,654
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(3)
TOTAL ($)		398,654	33,654	33,654	576,654	576,654

David H.	Base Salary	72,000	—	—	300,000	300,000
Bergstrom, Ph.D.	Bonus(1)	90,000	—	—	90,000	90,000
	Stock	—	—	—	—	—
	Options/Restricted
	Stock Accelerated(2)
	Health Care	2,000	—	—	2,000	2,000
	Continuation
	Accrued Vacation	28,846	28,846	28,846	28,846	28,846
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(3)
TOTAL ($)		292,846	28,846	28,846	420,846	420,846

Michael E. Spicer,	Base Salary	122,000(4)	—	—	244,000	244,000
CPA	Bonus(1)	73,200	—	—	73,200	73,200
	Stock	5,000	—	5,000	5,000	7,000
	Options/Restricted
	Stock Accelerated(2)
	Health Care	11,500(4)	—	—	23,000	23,000
	Continuation
	Accrued Vacation	19,708	19,708	19,708	19,708	19,708
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(3)
TOTAL ($)		331,408	19,708	24,708	364,908	366,908

Deni M. Zodda,	Base Salary	72,000	—	—	137,500	275,000
Ph.D.(5)	Bonus(1)	82,500	—	—	82,500	82,500
	Stock	(6)	—	(6)	(6)	(6)
	Options/Restricted
	Stock Accelerated(2)
	Health Care	21,000	—	—	10,500	21,000
	Continuation
	Accrued Vacation	23,077	23,077	23,077	23,077	23,077
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(3)
TOTAL ($)		298,577	23,077	23,077	253,577	401,577

	Executive Benefits				Termination Without	Termination in
	and Payments Upon	Death or	Termination		Cause Or For Good	Connection With
Name	Termination	Disability($)	for Cause($)	Resignation($)	Reason($)	Change in Control($)

Barry C. Cohen(7)	Base Salary	—	—	—	114,000	—
	Bonus	—	—	—	34,200	—
	Stock	—	—	—	8,500	—
	Options/Restricted
	Stock Accelerated(2)
	Health Care	—	—	—	17,230	—
	Continuation
	Accrued Vacation	—	—	—	17,538	—
	Pay
	Life Insurance	—	—	—	—	—
	Benefits
TOTAL ($)		—	—	—	191,468	—

Jean W. Frydman,	Base Salary	—	—	—	120,000	—
Esq.(8)	Bonus	—	—	—	—	—
	Stock	—	—	—	—	—
	Options/Restricted
	Stock Accelerated(2)
	Health Care	—	—	—	6,475	—
	Continuation
	Accrued Vacation	—	—	—	17,539	—
	Pay
	Life Insurance	—	—	—	—	—
	Benefits
TOTAL ($)		—	—	—	144,014	—

(1)	Assumes the named executive officer has earned 100% of the potential bonus payable per the individual employment agreement.
(2)	Represents the intrinsic value of the options or restricted stock as of December 31, 2006 (the difference between the market value of $1.64 as of December 31, 2006 and the exercise price).
(3)	Pursuant to our current benefit plans, each named executive officer would receive a $50,000 death benefit plus an additional $50,000 for an accidental death or a maximum benefit of $100,000.
(4)	Pursuant to Mr. Spicer’s employment agreement, he would be entitled to six months severance and health care continuation as a result of disability.
(5)

Dr. Zodda joined us as Senior Vice President and Chief Business Officer on February 22, 2007. Although Dr. Zodda was not a named executed officer at the end of fiscal year 2006, we have included potential payouts Dr. Zodda would be entitled to upon a termination or change in control of NovaDel. The amount shown in the column “Without Cause or For Good Reason”, represents 6 months of his base salary to which Dr. Zodda would be entitled if he were terminated in year 1 of the employment agreement; however, in years 2 and 3, Dr. Zodda would be entitled to one year of his base salary if he were terminated.

(6)

As part of Dr. Zodda’s employment agreement entered into in February 2007, he received 667,000 performance based stock options, with an exercise price of $1.47. Such options vest when certain milestones are reached.

(7)

Mr. Cohen ceased to be Vice President-Business & New Product Development on January 4, 2007. The amounts shown represent payments to Mr. Cohen to which he was entitled to under his Separation/Release Agreement dated March 16, 2007.

(8)

Ms. Frydman ceased to be Vice President, General Counsel and Corporate Secretary on April 24, 2006. The amounts shown represent payments to Ms. Frydman to which she was entitled to under her Separation/Release Agreement dated June 6, 2006.

Employment Agreements

From 2004 through 2007, we entered into agreements with Dr. Egberts, Dr. Bergstrom, Mr. Spicer and Dr. Zodda. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with our business relations for a specified period of time following the termination of their employment. The individual agreements of the named executive officers are summarized beginning on page 36.

Jan H. Egberts, M.D. Dr. Egberts agreement expires on September 26, 2007. His agreement currently provides for:

  annual base salary of $350,000, subject to periodic and customary review for increase by the Board or Compensation Committee;

  eligible to receive an annual bonus equal to 50% of Base Salary;

  options to purchase 1,622,700 shares of Common Stock Non-Plan Options; and

  options to purchase 400,000 shares of Common Stock pursuant to our 1998 Stock Option Plan upon signing of third party agreement in excess of $30 million in revenue.

If Dr. Egberts employment is terminated as a result of his death or disability, we shall (i) pay to Dr. Egberts or to his estate, as applicable, (x) his base salary and any accrued and unpaid bonus and expense reimbursement amounts through the date of his death or disability and (y) the pro rata portion of the guaranteed bonus and stock options earned by Dr. Egberts during the year of his death or disability (which, for this purpose, shall be prorated in accordance with the number of full months in such year during which Dr. Egberts was employed hereunder), and (ii) for the longer of twelve (12) months following his death or disability or the balance of the term (as if such termination had not occurred) provide continuation coverage to the members of Dr. Egberts’ family and, in the case of termination for disability, Dr. Egberts under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for disability, Dr. Egberts participated immediately prior to his death or disability. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of Dr. Egberts’ death or disability (including the options described in the immediately preceding sentence) shall remain exercisable for a period of ninety (90) days after the date of his death or disability. If Dr. Egberts’ employment is terminated for “Cause” or by Dr. Egberts other than for “Good Reason”, we shall pay: (i) base salary through date of termination; (ii) all options that have not vested shall be deemed to have expired; and (iii) his right to exercise vested options shall terminate. If Dr. Egberts is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable) shall pay: (i) base salary for a period of one year following termination; (ii) any bonus that would otherwise be due to Dr. Egberts by the end of the calendar end of the year in which such termination occurs; (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all options not vested shall be accelerated and deemed to have vested. If Dr. Egberts’ employment is terminated by us other than as a result of death or disability or we provide notice that the agreement will not be renewed, we shall pay (i) twelve (12) month severance from date of public announcement of same, but no less than nine (9) months from date of termination of employment; (ii) any bonus that would otherwise be due, unless there is documentation on file for a period of at least three (3) months regarding performance issues which have not been cured, to Dr. Egberts in the calendar year in which such termination or non-renewal occurs; (iii) any expense reimbursement amounts owed through the date of termination; (iv) all options that are granted shall be accelerated and deemed to have vested; and (v) all vested options at date of termination shall expire ninety (90) days post termination of employment. However, our obligation will be reduced if compensation is received from other employment for these amounts but not less than nine (9) months, otherwise actually earned by Dr. Egberts during the one year period following the termination of his employment.

David H. Bergstrom, Ph.D. Dr. Bergstrom’s agreement expires on December 4, 2009. His agreement currently provides for:

  annual base salary of $300,000, subject to periodic and customary review for increase by the Board or Compensation Committee;

  an annual bonus of $100,000 for the period commencing on January 1, 2007 and ending on December 31, 2007 and thereafter eligible to receive an annual bonus equal to 30% of base salary; and

  options to purchase 900,000 shares of Common Stock and 100,000 shares of restricted stock pursuant to our 2006 Equity Incentive Plan.

If Dr. Bergstrom’s employment is terminated as a result of his death or disability, we shall (i) pay to Dr. Bergstrom or to Dr. Bergstrom’s estate, as applicable, (x) his base salary and any accrued and unpaid bonus and expense reimbursement amounts through the date of his death or disability and (y) the pro rata portion of the guaranteed bonus and stock options earned by Dr. Bergstrom during the year of his death or disability (which, for this purpose, shall be prorated in accordance with the number of full months in such year during which Dr. Bergstrom was employed hereunder), and (ii) for the longer of twelve (12) months following his death or disability or the balance of the agreement (as if such termination had not occurred) provide continuation coverage to the members of Dr. Bergstrom’s family and, in the case of termination for disability, Dr. Bergstrom under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for disability, Dr. Bergstrom participated immediately prior to his death or disability. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of Dr. Bergstrom’s death (including the options described in the immediately preceding sentence) shall remain exercisable for a period of one hundred and eighty (180) days after the date of his death; in the event of a disability, any unexercised option may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service. If Dr. Bergstrom’s employment is terminated by us for “Cause” or by Dr. Bergstrom other than for “Good Reason,” we shall pay: (i) base salary through the date of termination; (ii) all options that have not vested as of the date of any such termination shall be deemed to have expired; (iii) Dr. Bergstrom’s right to exercise any vested options shall terminate as of such date; and (iv) any restricted shares that are then forfeitable shall be forfeited immediately. If Dr. Bergstrom is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable) shall pay: (i) base salary for a period of one year following termination; (ii) any bonus that would otherwise be due to Dr. Bergstrom by the end of the calendar end of the year in which such termination occurs; (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all options not vested shall be accelerated and deemed to have vested. If Dr. Bergstrom is terminated prior to end of term by us other than as a result of death or disability or Dr. Bergstrom’s employment is terminated by Dr. Bergstrom for “Good Reason” or we provide notice to Dr. Bergstrom that the agreement will not be renewed, we shall pay: (i) twelve (12) month severance from date of public announcement of same; (ii) the bonus that would have otherwise been due, unless there is documentation on file for a period of at least three (3) months regarding performance issues which have not been cured, to Dr. Bergstrom in the calendar year in which such termination or non-renewal occurs; (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all options that are granted shall be accelerated and deemed to have vested and all vested options at date of termination shall expire ninety (90) days post termination of employment. However, our obligation will be reduced if compensation is received from other employment for these amounts otherwise actually earned by Dr. Bergstrom during the one year period following the termination of his employment.

Michael E. Spicer. Mr. Spicer’s agreement expires on December 20, 2007. His agreement provides for:

  an annual base salary of $235,000, subject to periodic and customary review for increase by the Board or Compensation Committee;

  eligible to receive an annual bonus equal to 30% of base salary; and

  options to purchase 100,000 shares of Common Stock pursuant to our 1998 Stock Option Plan.

On September 2, 2005 and March 12, 2007, we entered into amendments to our employment agreement with Mr. Spicer. The amendments provide that Mr. Spicer will receive remuneration for relocation expenses and for expenses for temporary housing and commuting to and from his residence prior to his relocation. If Mr. Spicer’s employment is terminated as a result of his death, we shall (i) pay to Mr. Spicer’s estate his base salary and any accrued and unpaid bonus and expense reimbursement amounts through the date of his death and (ii) for the shorter of six (6) months following his death or the balance of the agreement (as if such termination had not occurred) provide continuation coverage to the members of Mr. Spicer’s family under all major medical and other health, accident, life or other disability plans and programs in which such family members participated immediately prior to his death. Any stock options that have not vested as of the date of Mr. Spicer’s death shall be deemed to have expired as of such date. If Mr. Spicer’s employment is terminated by us due to disability, we shall pay Mr. Spicer his base salary and any accrued bonus and expense reimbursement amounts through the date of termination and for the shorter of six (6) months following any such termination or the balance of the agreement (as if such termination had not occurred), we shall (i) continue to pay Mr. Spicer his base salary in effect at the time of such termination, less the amount, if any, then payable to Mr. Spicer under any disability benefits programs and (ii) provide Mr. Spicer continuing coverage under all major medical and other health, accident, life or other disability plans and programs in which Mr. Spicer participated immediately prior to such termination. All stock options that have not vested as of the date of termination due to Mr. Spicer’s disability shall be deemed to have expired as of such date. If Mr. Spicer’s employment is terminated by us for “Cause” or by Mr. Spicer other than for “Good Reason,” we shall pay (i) base salary through the date of termination; (ii) all options that have not vested shall be deemed to have expired as of such date and; (iii) all rights to exercise any vested options shall terminate. If Mr. Spicer is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable) shall pay: (i) base salary for a period of one year following termination; (ii) any prorated accrued and unpaid bonus that would otherwise be due to Mr. Spicer by the end of the calendar end of the year in which such termination occurs; (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all options not vested shall be accelerated and deemed to have vested. However, our obligation will be reduced by amounts otherwise actually earned by Mr. Spicer during the one year period following the termination of his employment. If Mr. Spicer is terminated by us other than as a result of death or disability or Mr. Spicer terminates for “Good Reason,” we shall pay: (i) base salary for a period of one (1) year following termination; and (ii) any accrued and unpaid bonus and expense reimbursement amounts through the date of termination. However, our obligation shall be reduced, by amounts otherwise actually earned by Mr. Spicer during the one year period following termination.

Deni M. Zodda, Ph.D. Dr. Zodda’s agreement expires on February 22, 2010. His agreement currently provides for:

  annual base salary of $275,000, subject to periodic and customary review for increase by the Board or Compensation Committee;

  eligible to receive an annual bonus equal to 30% of base salary; and

  an incentive stock option to purchase 68,027 shares of Common Stock and a non-qualified stock option to purchase 598,973 shares of Common Stock pursuant to our 2006 Equity Incentive Plan.

If Dr. Zodda’s employment is terminated as a result of his death or disability, we shall (i) pay to Dr. Zodda or to Dr. Zodda’s estate, as applicable, (x) his base salary through the date of his death or disability and (y) the bonus, if any, that would otherwise have been due at the end of the calendar year in which such death or disability occurs; and the pro rata portion of the stock options earned by Dr. Zodda during the year of his death or disability, prorated in accordance with the number of full months in such year during which Dr. Zodda was employed by us; (ii) for the longer of twelve (12) months following his death or disability or the balance of the agreement (as if such termination had not occurred) provide continuation coverage to the members of Dr. Zodda’s family and, in the case of termination for disability, to Dr. Zodda under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for disability, Dr. Zodda participated immediately prior to his death or disability; and (iii) pay any expense reimbursement amounts owed through the date of death or disability. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of Dr. Zodda’s death (including the options described in the immediately preceding sentence) shall remain exercisable for a period of one hundred and eighty (180) days after the date of his death; in the event of a disability, any unexercised option may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service. If Dr. Zodda’s employment is terminated by us for “Cause” or by Dr. Zodda other than for “Good Reason,” we shall pay (i) base salary through the date of termination; (ii) all options that have not vested shall be deemed to have expired as of such date and; (iii) all rights to exercise any vested options shall terminate. If Dr. Zodda is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable), upon receiving a copy of a release and separation agreement signed by Dr. Zodda, shall pay within ten (10) business days: (i) a lump sum equivalent to twelve (12) months of base salary, and (ii) a lump sum equivalent to the bonus, if any, that would otherwise have been due at the end of the calendar year in which such termination occurs; and (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all stock options that have not vested as of the date of such termination shall be accelerated and deemed to have vested. During the first year of Dr. Zodda’s agreement, if he is terminated by us other than as a result of death or disability or Dr. Zodda terminates for “Good Reason,” we shall pay: (i) base salary for a period of six (6) months following termination; and (ii) any accrued and unpaid bonus and expense reimbursement amounts through the date of termination. However, our obligation shall be reduced, by amounts otherwise actually earned by Dr. Zodda during the six (6) month period following termination. If Dr. Zodda is terminated during the second and third year of the agreement by us other than as a result of death or disability or Dr. Zodda terminates for “Good Reason,” we shall pay: (i) base salary for a period of twelve (12) months following termination; and (ii) any accrued and unpaid bonus and expense reimbursement amounts through the date of termination. However, our obligation shall be reduced, by amounts otherwise actually earned by Dr. Zodda during the twelve (12) month period following termination.

Barry C. Cohen. On March 16, 2007, the Employment Agreement between Mr. Cohen and us was terminated in connection with Mr. Cohen entering into a Settlement/Release Agreement with us. The Settlement/Release Agreement provides Mr. Cohen with payments of approximately $114,000 over a six-month period. In addition, Mr. Cohen received a bonus payment in the amount of $34,200 and a grant of 10,000 options for certain licensing agreements closed during 2006. Mr. Cohen is also entitled to a continuation of health benefits for a period of six months. Mr. Cohen released NovaDel from any further obligations related to his departure.

Jean W. Frydman. On June 6, 2006, the Employment Agreement, as amended, between Ms. Frydman and us, was terminated in connection with Ms. Frydman entering into a Settlement/Release Agreement with us. The Settlement/Release Agreement provided Ms. Frydman with severance payments of approximately $120,000 over a six-month period, paid on a bi-weekly basis. The Employment Agreement was scheduled to expire on May 17, 2007.

The foregoing agreements also provide for certain non-competition and non-disclosure covenants on the part of such executive. However, with respect to the non-competition covenants, a court may determine not to enforce such provisions or only partially enforce such provisions. Additionally, each of the foregoing agreements provides for certain fringe benefits, such as inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as we may adopt them.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, named executive officers and beneficial owners of more than 10% of our Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations to file ownership reports on Forms 3, 4 and 5 with the Securities and Exchange Commission and the principal exchange upon which such securities are traded or quoted and to furnish us with copies of the reports. Based solely on a review of the copies of such forms furnished to us, we believe that from January 1, 2006 to December 31, 2006, that all Section 16(a) filing requirements applicable to our named executive officers, with the exception of Mr. Spicer, Directors and greater than 10% holders of our Common Stock were in compliance. Mr. Spicer was not in compliance with his respective Section 16(a) filing requirements as one Form 4 reporting one transaction was filed late. We have revised our administrative procedures to enhance the ability of our named executive officers and Directors to comply with such requirements.

Certain Relationships and Related Transactions

To the best of management’s knowledge, other than (i) compensation for services as named executive officers and Directors or (ii) as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or were to be a party, in which the amount involved exceeds $120,000 during fiscal 2006, and in which any Director or named executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of the Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest.

In April 2003, we entered into a license and development agreement with Manhattan Pharmaceuticals, Inc., or Manhattan Pharmaceuticals, for the worldwide, exclusive rights to our oral spray technology to deliver propofol for pre-procedural sedation. During the five months ended December 31, 2006 and for the year ended July 31, 2006, we did not invoice Manhattan Pharmaceuticals for any reimbursable expenses. Dr. Rosenwald may be deemed to be an affiliate of Manhattan Pharmaceuticals.

In September 2004, we entered into a license and development agreement with Velcera Pharmaceuticals Inc., or Velcera, in connection with veterinary applications for currently marketed veterinary drugs. We may receive additional milestone payments and royalty payments over the 20-year term of the agreement. During the five months ended December 31, 2006 and for the year ended July 31, 2006, we invoiced Velcera approximately $0 and $228,000, respectively, for reimbursable expenses. Dr. Rosenwald may be deemed to be an affiliate of Velcera.

In October 2004, we entered into a license agreement with Hana Biosciences Inc., or Hana Biosciences, for the marketing rights in the U.S. and Canada for our ondansetron oral spray technology. During the five months ended December 31, 2006 and the fiscal year ended July 31, 2006, we received $1,000,000 and $1,500,000, respectively, in milestone payments from Hana Biosciences. During the five months ended December 31, 2006 and for the year ended July 31, 2006, we invoiced Hana Biosciences approximately $0 and $13,000, respectively, for pass-through expenses incurred by us on behalf of Hana Biosciences. In January 2006, Hana Biosciences announced positive study results of a pivotal clinical trial for Zensana™. Hana Biosciences submitted its NDA on June 30, 2006 and such NDA was accepted for review by the FDA in August 2006. Previously, Hana Biosciences targeted final approval from the FDA and commercial launch in calendar 2007. However, on February 20, 2007, we announced that Hana Biosciences notified us that ongoing scale-up and stability experiments indicate that there is a need to make adjustments to the formulation and/or manufacturing process, and that there is likely to be a delay in the FDA approval and commercial launch of Zensana™ as a result thereof. On March 23, 2007, Hana Biosciences announced its plan to withdraw, without prejudice, its pending NDA for Zensana™ with the FDA, and that it plans to re-direct the development plan for Zensana™ using our patent-protected European formulation of the product. Subject to the successful scale-up and manufacturing tests of our European formulation of ondansetron, Hana Biosciences expects to conduct the appropriate clinical trials and re-file the NDA for Zensana™ in 2008. Because we rely upon Hana Biosciences to develop and file the NDA for Zensana™ we can give no assurances as to the amount of delay resulting from Hana Biosciences’ re-directing the development plan relating to Zensana™ or that Hana Biosciences will be able to re-file the NDA for Zensana™ in 2008, if at all, and ultimately receive final FDA approval. We will receive a milestone payment from Hana Biosciences upon final approval from the FDA. In addition, we will receive royalty payments based upon a percentage of net sales. We retain the rights to our ondansetron oral spray outside of the U.S. and Canada. Dr. Rosenwald may be deemed to be an affiliate of Hana Biosciences.

In April 2006, we closed a private placement of 8,092,796 shares of Common Stock and warrants to purchase a total of 2,427,839 shares of Common Stock with an exercise price of $1.60 per share of Common Stock. We received proceeds, net of offering costs, of approximately $10,593,000. Griffin Securities, Inc. and Paramount BioCapital, Inc., or Paramount, a NASD broker-dealer, acted as the placement agents for this private placement. The placement agents were paid an aggregate fee for acting as placement agents of cash equal to 7% of the gross proceeds from the sale of the Common Stock, or $792,400, and warrants equal to 6% of the shares of Common Stock purchased, subject to certain exclusions, or warrants to purchase 468,329 shares of Common Stock. Such warrants have the same terms as those issued to the investors. On the date of grant, the warrants had an approximate fair value of $0.92 per warrant. The placement agents were also entitled to a non-accountable expense allowance of up to $55,000 as reimbursement for out of pocket expenses incurred in connection with the offering. We agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, incurred in connection with the offering. In December 2006, we paid a total of $100,000 to Paramount Biosciences Inc., in compensation for waiver of certain ongoing rights associated with the private placement in April 2006.

In September 2006, our Board appointed Mr. Steven B. Ratoff as Chairman of the Board. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts. This arrangement is on a month-to-month basis and compensates Mr. Ratoff at a rate of $17,500 per month. Pursuant to this consulting arrangement, we paid Mr. Ratoff approximately $61,000 for the five months ended December 31, 2006. In March 2007, Mr. Ratoff’s monthly compensation was reduced to $10,000 to reflect his decreased day-to-day time involvement with NovaDel.

GENERAL

Stockholder Proposals for the next Annual Meeting of Stockholders

In order for a stockholder proposal to be considered for inclusion in NovaDel’s Proxy Statement for the next Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at our offices no later than the close of business on January 15, 2008. Proposals submitted thereafter will be opposed as not timely filed.

If a stockholder intends to present a proposal for consideration at the next Annual Meeting outside the processes of the Securities and Exchange Commission’s Rule 14a-8, NovaDel must receive notice of such proposal not later than March 15, 2008. Otherwise the proposal will be considered untimely, and NovaDel’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.

Transition Report on Form 10-K

A copy of our Transition Report on Form 10-K for the period ended December 31, 2006 is enclosed with these materials. Upon written request, we will provide each stockholder being solicited by this Proxy Statement with a copy, free of charge, of any of the documents referred to in this Proxy Statement. All such requests should be directed to NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822, Attn: Michael E. Spicer, Chief Financial Officer and Corporate Secretary.

Householding

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. This year, some banks, brokers or other nominee record holders may be “householding” our proxy materials. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household unless contrary instructions have been received by the broker, bank or nominee from you. If you would like to receive a separate proxy statement and annual report, we will promptly send you additional copies if you call or write our investor relations department at our offices located at 25 Minneakoning Road, Flemington, New Jersey 08822; telephone 908-782-3431. If you are a beneficial owner, you can request additional copies of the proxy statement and annual report, or you can request a change in your householding status, by notifying your broker, bank or nominee.

Solicitation of Proxies

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to our stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of our Common Stock held by such persons. We will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of ours may solicit proxies without additional compensation, by telephone or facsimile transmission. We do not expect to pay any compensation for the solicitation of proxies.

Management of NovaDel does not know of any matters, other than those stated in this Proxy Statement, that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Sincerely,

Jan H. Egberts, M.D.
President and Chief Executive Officer

April 27, 2007

FROM PHILADELPHIA AREA:

  ROUTE 95 NORTH to EXIT 67 (Route 1 North-New Brunswick).

  Take Route 1 North for about 4 miles; you will see signs for Carnegie Center.

  Take that Service Road (parallel to Route 1 North) following signs for Carnegie Center Boulevard.

  Bear Right (towards Carnegie Center Boulevard East) to stop sign.

  Make a right at the stop sign, then the next left onto South Center Road and a quick right into the parking lot of building 502.

  Morgan Lewis is located on the 3rd floor of building 502 (609.919.6600).

FROM NEW YORK AREA:

  Take the NJ Turnpike South to exit 8A (Jamesburg/Cranbury).

  Proceed through the toll and bear right to Rt 32. Once on Rt 32, merge to left lane and proceed approximately 1/2 mile.

  Follow left exit to Rt 130 South (Princeton).

  Go 2 lights and make a right on Dey Rd. Continue on Dey Rd to intersection of Scudders Mill Rd.

  Make a right on Scudders Mill Rd and follow to end, bearing left to Rt 1 South. Follow Rt 1 South (just past the Alexander Rd exit) and watch for signs for Carnegie Center.

  Take the jughandle across Rt 1 and follow to stop sign.

  Make a right at stop sign, then a quick left on South Center Rd, and then another quick right into the parking lot of building 502.

  Morgan Lewis is located on the 3rd floor of building 502 (phone: 609-919-6600).

FROM ROUTE 206:

  Follow Route 206 South toward Princeton.

  At the intersection with Route 27 (Nassau Street), turn left.

  At the third traffic light (movie theater on left, Princeton U. Book Store on right), turn right onto Washington Road.

  At the intersection of Washington Road and Route 1 (Exxon on right), turn right onto Route 1 South.

  After you pass the Hyatt Hotel on your left, take the Carnegie Center Boulevard jughandle.

  You will cross Route 1 and go to stop sign and make a right.

  Make the first left at the next street.

  Morgan Lewis is located on the 3rd floor of building 502 (phone: 609-919-6600).

FROM BEDMINSTER:

  Follow Route 206 South toward Princeton.

  At the intersection with Route 27 (Nassau Street), turn left.

  At the third traffic light (movie theater on left, Princeton U. Book Store on right), turn right onto Washington Road.

  At the intersection of Washington Road and Route 1 (Exxon on right), turn right onto Route 1 South.

  After you pass the Hyatt Hotel on your left, take the Carnegie Center Boulevard jughandle.

  You will cross Route 1 and go to stop sign and make a right.

  Make the first left at the next street.

  Morgan Lewis is located on the 3rd floor of building 502 (phone: 609-919-6600).

TO PALMER SQUARE FROM PHILADELPHIA:

  ROUTE 95 NORTH to 206 NORTH.

  Take that road approximately 6-7 miles to where 206 North turns left and ROUTE 27 (NASSAU STREET) is straight ahead.

  Take ROUTE 27 (NASSAU STREET) and go approximately 1 light and you will see an open square with the Nassau Inn at center. That is Palmer Square.

TO NYC FROM PRINCETON:

  Exit Carnegie Center to Rt. 1 North; follow to the Scudders Mill Rd exit (approx. 2 miles).

  Follow Scudders Mill Rd to 4th traffic light and make a left on Dey Road.

  Follow Dey Road to 2nd traffic light and make a left on Rt 130.

  Follow Rt 130 for approximately 1/2 mile and exit right on Rt 32 for NJ Turnpike.

  Follow Rt 32 to entrance of NJ Turnpike (just past traffic light).

  Take the NJ Turnpike to Exit Lincoln Tunnel/New York City.

NOVADEL PHARMA INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Jan H. Egberts and Michael E.B. Spicer with full power of substitution and resubstitution, as proxy to represent and vote any and all shares of common stock, par value $.001 per share, of NovaDel Pharma Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Company, to be held on June 6, 2007, at 9:00 A.M. local time, at the offices of Morgan, Lewis & Bockius, LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540, and at any adjournments or postponements thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting dated as of April 27, 2007, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Each of Proposals 1 and 2 are proposed by the Company.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NOVADEL PHARMA INC.

June 6, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the	COMPANY NUMBER
envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES	ACCOUNT NUMBER
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.

You may enter your voting instructions at 1-800-PROXIES up until 11:59 PM Eastern Time the day before the meeting date.

â               Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.                â

20730300000000000000 9	060607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		2. RATIFY THE SELECTION OF J.H. COHN LLP AS OUR ☐ ☐ ☐
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	NOMINEES:	FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.
☐ FOR ALL NOMINEES	O Mark J. Baric
O Thomas E. Bonney, CPA
☐ WITHHOLD AUTHORITY	O Jan H. Egberts, M.D.	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED
FOR ALL NOMINEES	O William F. Hamilton, Ph.D.	ABOVE; UNLESS OTHERWISE INDICATED, IF THE CARD IS SIGNED, THIS
	O J. Jay Lobell	PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN (7) NOMINEES
☐ FOR ALL EXCEPT	O Charles Nemeroff, M.D., Ph.D.	NAMED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE SELECTION OF
(See instructions below)	O Steven B. Ratoff	J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007 IN PROPOSAL 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”		BOARD OF DIRECTORS OF NOVADEL PHARMA INC.
and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and ☐
indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.